UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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AXIS CAPITAL HOLDINGS LIMITED
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March 22, 2013

Dear Shareholder:

You are cordially invited to attend the 2013 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 3, 2013 at 8:30 a.m. local time.

The attached Notice of Annual General Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual General Meeting. During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte & Touche Ltd., will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. You may also vote over the Internet or by telephone by following the voting instructions printed on your proxy card. This will assure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Michael A. Butt

Chairman of the Board

AXIS CAPITAL HOLDINGS LIMITED

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2013

Notice is hereby given that the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited will be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 3, 2013 at 8:30 a.m. local time for the following purposes:

1.	To elect the five Class III Directors listed herein to hold office until 2016;

2.	To approve, in a non-binding vote, the compensation paid to our named executive officers;

3.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only shareholders of record, as shown by the AXIS transfer books at the close of business on March 5, 2013, are entitled to notice of and to vote at the meeting.

Our financial statements for the year ended December 31, 2012 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

By Order of the Board of Directors,

Richard T. Gieryn, Jr.

Corporate Secretary

Pembroke, Bermuda

March 22, 2013

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to be Held on May 3, 2013:

The Proxy Statement, the 2012 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for 2012 are available at https://materials.proxyvote.com/G0692U.

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU ALSO MAY VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD.

AXIS CAPITAL HOLDINGS LIMITED

92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA

PROXY STATEMENT

FOR

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2013

March 22, 2013

We are furnishing this proxy statement to the shareholders of AXIS Capital Holdings Limited in connection with the solicitation of proxies by the Board of Directors (the “Board”) of AXIS Capital Holdings Limited to be voted at the 2013 Annual General Meeting of Shareholders to be held at AXIS Overbay Cottage, 11 Waterloo Lane, Pembroke HM 08, Bermuda, on Friday, May 3, 2013 at 8:30 a.m. local time, and at any postponements or adjournments of that meeting. Directions to the 2013 Annual General Meeting at AXIS Overbay Cottage may be obtained by contacting our Corporate Secretary at: +1.441.496.2600.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company,” “AXIS” and “AXIS Capital” refer to AXIS Capital Holdings Limited.

The approximate date on which we are first sending this proxy statement and the accompanying proxy card is March 22, 2013.

This proxy statement, our 2012 Annual Report to Shareholders and our Form 10-K for the fiscal year ended December 31, 2012 are available at https://materials.proxyvote.com/G0692U.

When the accompanying proxy card is properly executed and returned, the proxies named on the proxy card will vote the common shares, par value U.S. $0.0125 per share, of AXIS Capital at the meeting as specified on the following proposals:

1.	The election of the five nominees for Class III Directors as identified in this proxy statement;

2.	The approval, by non-binding vote, of the compensation paid to our named executive officers;

3.	The appointment of Deloitte & Touche Ltd. (“Deloitte”) to act as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

4.	Such other business as may properly come before the meeting or any postponements or adjournments thereof.

Shareholders of record as of the close of business on March 5, 2013, the record date, are entitled to vote at the meeting. As of March 5, 2013, there were 119,173,841 outstanding common shares entitled to vote at the meeting. Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.

Assuming that there is a quorum consisting of two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company, the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy at the Annual General Meeting is required for the election of directors, the non-binding approval of the compensation paid to our named executive officers and the ratification of the appointment of

Deloitte. Abstentions and instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called “broker non-votes”) will be counted for purposes of determining a quorum. In determining whether (i) a director nominee has been elected by the shareholders and (ii) the compensation paid to our named executive officers has been approved, abstentions and “broker non-votes” will have no effect on the outcome of any of these proposals because such shares are not considered votes cast. Under current New York Stock Exchange (“NYSE”) rules, the proposal to ratify the appointment of Deloitte as our independent registered public accounting firm is considered a “discretionary” item. This means that brokers may vote in their discretion on this matter on behalf of their clients who have not furnished voting instructions. Therefore, there will be no “broker non-votes” on the ratification of the appointment of Deloitte and in determining whether the proposal has received the requisite number of affirmative votes to be approved, abstentions will have no effect on such proposal because such shares are not considered votes cast. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Any shareholder giving a proxy has the power to revoke it prior to its exercise by sending notice of revocation to our Secretary in writing, by executing and delivering a subsequent proxy card or by voting in person at the meeting. To revoke a proxy previously submitted over the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. You may also vote in person at the Annual General Meeting.

Our financial statements for the year ended December 31, 2012 together with the report of our independent registered public accounting firm in respect of these financial statements will be presented at the meeting.

PROPOSAL 1. ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II and Class III. The term of office for each Class III director expires at the Annual General Meeting in 2013; the term of office for each Class II director expires at the Annual General Meeting in 2014; and the term of office for each Class I director expires at the Annual General Meeting in 2015. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.

Five Class III directors are to be elected at the meeting to hold office until the Annual General Meeting in 2016. All of the nominees currently are directors. Our Corporate Governance and Nominating Committee recommended all of the nominees to our Board for election at the meeting. All nominees have consented to serve if elected. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES.

The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at the meeting:

Name	Age	Class	Position
Geoffrey Bell	73	III	Independent Director
Albert A. Benchimol	55	III	Chief Executive Officer and President
Christopher V. Greetham	68	III	Independent Director
Maurice A. Keane	71	III	Independent Director
Henry B. Smith	64	III	Independent Director

Geoffrey Bell has served as a director since September 2006. He currently is President of Geoffrey Bell and Company, formed in 1982 as a consultant to major corporations and banks internationally, providing advice on capital market transactions as well as undertaking economic, financial and country risk analysis. He also is the Founder and is a member of the Board of Directors of the Consultative Group of International Economic and Monetary Affairs known as the Group of 30.

Albert A. Benchimol joined the Company as Executive Vice President and Chief Financial Officer in January 2011 and was appointed Chief Executive Officer and President on May 3, 2012. He has served as a director since January 2012. Prior to joining the Company, Mr. Benchimol served as Executive Vice President and Chief Financial Officer of PartnerRe Ltd. from April 2000 through September 2010, and Chief Executive Officer of PartnerRe Ltd.’s Capital Markets Group business unit from June 2007 through September 2010. Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was formerly with the Bank of Montreal from 1982 to 1989.

Christopher V. Greetham has served as a director since October 2006. From 1996 to 2006, he served as Chief Investment Officer of XL Capital Ltd. From 1982 to 1996, Mr. Greetham was Chief Financial Officer of OIL Insurance Ltd. and President of OIL Investment Corporation Ltd. Between 1975 and 1982, Mr. Greetham served as an investment analyst and a portfolio manager at Bankers Trust Company.

Maurice A. Keane has served as a director since September 2002. Mr. Keane formerly was the Group Chief Executive Officer of the Bank of Ireland, a position he held from 1998 until 2002. He was Deputy Group Chief Executive Officer from 1991 through 1997, having been a Managing Director since 1983. He is currently a member of the National Pension Reserve Fund Commission. He served as a director of Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation Limited) from the time of its nationalization in January 2009 until February 2013.

Henry B. Smith has served as a director since May 2004. Mr. Smith served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006. Mr. Smith is the former Chief Executive Officer of the Bank of Bermuda Limited, a position he held from March 1997 until March 2004. He joined the Bank of Bermuda in 1973 as a management trainee and held various senior positions within the Bank of Bermuda, including Executive Vice President and Chief Operations Officer, Executive Vice President, Europe and Senior Vice President and General Manager, Retail Banking. He also is a director of HSBC Bank Bermuda Limited, a wholly-owned indirect subsidiary of HSBC Holdings plc.

The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the meeting:

Name	Age	Class	Position
Jane Boisseau	67	I	Independent Director
Michael A. Butt	70	I	Director
Charles A. Davis	64	I	Independent Director
Robert L. Friedman	70	II	Independent Director
Donald J. Greene	79	II	Independent Director
Sir Andrew Large	70	I	Independent Director
Cheryl-Ann Lister	55	II	Independent Director
Thomas C. Ramey	69	II	Independent Director
Alice Young	62	I	Independent Director
Wilhelm Zeller	68	II	Independent Director

Jane Boisseau was elected as a director in December 2012. Ms. Boisseau is a former partner and Co-Chair of the Insurance Regulatory Department of the law firm Dewey & LeBoeuf LLP with substantial experience in a variety of insurance regulatory, compliance and transactional matters. She began her legal career in 1985 at LeBoeuf, Lamb, Leiby & MacRae, the predecessor firm to Dewey & LeBoeuf LLP. Ms. Boisseau holds a law degree from the New York University School of Law.

Michael A. Butt has served as Chairman of the Board or a director since September 2002. Mr. Butt has over 45 years of insurance industry experience. From 1982 to 1986, Mr. Butt was the Chairman of Sedgwick Limited and Vice Chairman of the Sedgwick Group plc. From 1987 to 1992, Mr. Butt served as Chairman and Chief Executive Officer of Eagle Star Holdings plc and Eagle Star Insurance Company. From 1993 to 1998, Mr. Butt was Chief Executive Officer and President of Mid Ocean Limited. From 1998 to August 2002, Mr. Butt was a director of XL Capital Ltd. Mr. Butt also is a former director of the Farmers Insurance Group, BAT Industries and Instituto Nazionale delle Assicuranzioni. Mr. Butt also was the Chairman of the Association of Bermuda Insurers and Reinsurers from January 2008 through December 2009. In 2011, Mr. Butt was appointed as an Officer of the Order of the British Empire to commemorate his distinguished contributions over the past 20 years toward the building of the Bermuda reinsurance industry.

Charles A. Davis has served as a director since our inception. Since June 2005, Mr. Davis has been a member and the Chief Executive Officer of Stone Point Capital LLC (“Stone Point”). From 1998 until May 2005, he was with MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., serving as the Chief Executive Officer from 1999 to 2005 and Chairman from 2002 to 2005. He also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004. Prior to joining MMC Capital in 1998, Mr. Davis spent 23 years at Goldman, Sachs & Co., where, among other positions, he served as head of Investment Banking Services worldwide, head of the Financial Services Industry Group, a General Partner, a Senior Director and a Limited Partner. Mr. Davis also is a director of The Hershey Company and The Progressive Corporation.

Robert L. Friedman has served as a director since our inception. Since July 2012, Mr. Friedman has been a Senior Advisor of The Blackstone Group L.P. (“Blackstone”). From February 1999 to June 2012, he was a Senior Managing Director of that firm, and from January 2003 to August 2010 he was also its Chief Legal Officer. Prior to joining Blackstone, Mr. Friedman was a partner at Simpson Thacher & Bartlett LLP for 25 years, where he served as a senior member of that law firm’s mergers and acquisitions practice. Mr. Friedman currently serves as a director of TRW Automotive Holdings Corp, Orbitz Worldwide Inc. and YRC Worldwide Inc.

Donald J. Greene has served as a director since our inception. Mr. Greene was a name partner of LeBoeuf, Lamb, Greene & MacRae LLP (now known as Dewey & LeBoeuf LLP), where he practiced from 1964 until his retirement in 2001. Mr. Greene also is a director of Associated Electric & Gas Insurance Services Limited and of its wholly-owned Lloyd’s syndicate management company, AEGIS Managing Agency Limited. He is a former director of AXA Financial Holdings and Equitable Life Assurance Company. He was a founding director and former Chairman of the International Insurance Foundation and a former director of the International Insurance Council. He is a member of the Board of Overseers of the School of Risk Management of St. John’s University (formerly the College of Insurance) and a director of the Risk Foundation. In addition, he is an invested Commander of the Most Excellent Order of the British Empire by order of Her Majesty’s Government for service to Lloyd’s, the British insurance industry and the community of international insurance and law.

Sir Andrew Large has served as a director since December 2006. He retired as Deputy Governor for Financial Stability at the Bank of England and as a member of the Bank’s Monetary Policy Committee in 2006. Prior to his appointment to the Bank of England in September 2002, he was Deputy Chairman of the Board of Barclays Bank plc from May 1998 when he also chaired the Group of 30 Project on Clearing and Settlement. From 1992 to 1997, he chaired the Securities and Investments Board in the United Kingdom. He was an investment banker from 1970 through 1990 at Orion Bank and Swiss Bank Corporation of which he was a member of the Management Board from 1987 through 1989. He began his career at British Petroleum in 1964.

Cheryl-Ann Lister was elected as a director in September 2008. Ms. Lister began her career in 1980 in the investment department of the Bank of N.T. Butterfield & Son Limited. From 1987 to 1992, she served as the manager of the investment department at Bermuda Commercial Bank. In 1992, she joined EBT Securities Limited, a privately held international investment trading company, and ultimately served as a director with responsibilities for the company’s operations in Bermuda and Brazil. From 1999 through 2006, Ms. Lister served in both the Chairperson and Chief Executive Officer roles at the Bermuda Monetary Authority, which is responsible for regulating and supervising financial institutions in Bermuda. Ms. Lister was a founding member and President of the Bermuda Society of Financial Analysts and served as a Governor for the Association of Investment Management and Research (now the CFA Institute). She also served as President of the International Society of Financial Analysts. Ms. Lister currently serves as a consultant to the Bermuda Ministry of Justice on matters relating to anti-money laundering and anti-terrorism financing, is the Chairperson of the National Anti-Money Laundering Committee and serves as a director of FIL Limited and HSBC Bank Bermuda Limited.

Thomas C. Ramey was elected as a director in July 2009. Mr. Ramey was Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. He also served as Executive Vice President of Liberty Mutual Group from 1995 through 2009. Prior to joining Liberty, he was President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, and founder and President of an international healthcare trading company. He is currently a trustee of the Brookings Institution and a director of The Warranty Group. Mr. Ramey was formerly a member of the Chongqing Mayor’s International Advisory Council, a director of the International Insurance Society and the Coalition of Services Industries and Chairman of the International Fund for Animal Welfare.

Alice Young was elected as a director in February 2013. Since 1994, Ms. Young has served as a partner at the international law firm Kaye Scholer LLP and as Chairperson of the firm’s Asia Pacific practice. In 2013, Ms. Young became Special Counsel of Kaye Scholer LLP and continues to serve as Chairperson of the firm’s Asia Pacific practice. She has extensive experience advising multinational entities and entrepreneurs on their business and investment activities in the United States and Asia. Ms. Young also serves as a member of the Board of Directors and on the Executive and Examining Committees of Mizuho Trust & Banking Co. (USA); as a Trustee of the Aspen Institute, Asia Foundation and Give2Asia; and as an Associate Fellow of Davenport College, Yale University. Ms. Young is also a member of the Council on Foreign Relations, Committee of 100, Deloitte Inclusion External Advisory Council, Asia Society, the US-China Business Council and Japan Society.

Wilhelm Zeller was elected as a director in July 2009. From 1996 to June 2009, Mr. Zeller served as the Chairman of the Executive Board of Hannover Re. Prior to joining Hannover Re, he was a member of the Executive Board of Cologne Re from 1977 through 1995. In 1995, he was also a member of the Executive Council of General Re Corporation, the new principal shareholder of Cologne Re. From 1970 through 1977, Mr. Zeller served as the head of the Casualty Department and International Department Non-Life at Zurich Insurance Company. A NACD board leadership fellow, he currently is a corporate director and consultant, serving as a director of AG, EIS Group Ltd. and Towers Watson & Co. as well as a member of several advisory boards of German companies.

CORPORATE GOVERNANCE

Independence of Directors

Our Board consists of 15 directors, of which 13 are independent directors. The Board has affirmatively determined that each of Messrs. Bell, Davis, Friedman, Greene, Greetham, Keane, Large, Ramey, Smith and Zeller and Mmes. Boisseau, Lister and Young is independent as defined in the listing standards of the NYSE and in accordance with the Company’s Corporate Governance Guidelines. Mr. Benchimol serves as our Chief Executive Officer and President and therefore is not independent. Similarly, because Mr. Butt was an employee of the Company until his May 3, 2012 retirement, he is not independent under the NYSE listing standards. Mr. Butt continues to serve as Chairman of the Board in his capacity as a non-management director. The Board has made these determinations based primarily on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors.

With respect to Mr. Charles A. Davis, the Board reviewed his current relationship with Stone Point, assets that we currently have under management with affiliates of Stone Point and contracts for services we have with affiliates of Stone Point. The Board determined that none of these relationships constitute a material relationship with us as defined in the listing standards of the NYSE. As of February 14, 2013, neither Mr. Davis or any of the Stone Point entities are shareholders of AXIS. For more details about this relationship and transactions, see “Certain Relationships and Related Transactions” in this proxy statement.

With respect to Mr. Robert L. Friedman, who served as a Senior Managing Director of Blackstone prior to his June 2012 retirement, the Board reviewed his relationship with Blackstone and various investments held by us in Blackstone or that are managed by affiliates of Blackstone. During the year ended December 31, 2012, we were invested in several collateralized loan obligations. The collateral manager for four of these investments was Blackstone Debt Advisors L.P., which as collateral manager is entitled to management fees payable by the collateralized obligations in the ordinary course of business. In addition, during the year ended December 31, 2012, we were invested in two fund-of-funds and a credit fund managed by Blackstone Alternative Asset Management L.P., which is entitled to management fees in the ordinary course of business. Payments to Blackstone or its affiliates in connection with these services constituted less than 1% of such organization’s annual consolidated gross revenues during its last completed fiscal year and were below the thresholds set forth in the Director Qualification Standards in our Corporate Governance Guidelines. Therefore, the Board determined that the transactions with affiliates of Blackstone did not constitute a material relationship with us as defined in the listing standards of the NYSE.

Board Leadership Structure

The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chairman will vary company to company and depends upon a company’s particular circumstances at a given point in time. For our Company, the Board currently believes that separating the Chief Executive Officer and Chairman positions is the appropriate leadership structure and is in the best interests of our shareholders. In addition, the Board also believes that AXIS’s leadership structure does not affect the Board’s role in risk oversight of the Company. Accordingly, Mr. Butt serves as our Chairman of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, Mr. Butt’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.

In addition, the Board believes that appointing a Lead Independent Director enhances effective governance. Consequently, the Company’s Corporate Governance Guidelines provide that the Board will elect a Lead Independent Director, whose duties include presiding at executive sessions of the non-management directors as well as all meetings at which the Chairman is not present. Mr. Greene served as our Lead Independent Director through May 3, 2012 and Mr. Smith has served as our Lead Independent Director since that time. Additionally, the responsibilities of the Lead Independent Director, which are set forth in the Company’s Corporate Governance Guidelines, include:

•	providing input on meeting agendas and information that is provided to the Board;

•	assisting in scheduling Board meetings;

•	acting as a liaison between the independent directors and the Chairman;

•	recommending, as appropriate, that the Board retain consultants who will report directly to the Board; and

•	consulting and communicating with major shareholders on an as-requested basis.

The Board also believes that one of the key elements of effective, independent oversight is that the independent directors meet in executive session on a regular basis without the presence of management. In 2012, as part of the agenda for each of the five regularly-scheduled Board meetings, the independent directors met in executive session with the Lead Independent Director presiding at such meetings.

Board Committees

Our Board maintains Executive, Audit, Compensation, Corporate Governance and Nominating, Finance and Risk Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct, are available on our website at www.axiscapital.com.

Executive Committee.    The Executive Committee is composed of Messrs. Benchimol, Butt and Davis and is chaired by Mr. Smith. This committee may exercise the authority of the Board when the entire Board is not available to meet, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law. The Executive Committee met one time during the year ended December 31, 2012.

Audit Committee.    The Audit Committee is composed of Messrs. Greene, Keane, Smith and Zeller and Mmes. Boisseau, Lister and Young and is chaired by Mr. Ramey. This committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The committee appoints, retains and determines the compensation for our independent auditors, pre-approves fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent as defined in the listing standards of the NYSE, our Corporate Governance Guidelines and under the Exchange Act. Our Board has determined that Mr. Ramey qualifies as an audit committee financial expert pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. The Audit Committee met nine times during the year ended December 31, 2012.

Compensation Committee.    The Compensation Committee is composed of Messrs. Friedman, Greene, Greetham and Ramey and is chaired by Mr. Smith. This committee establishes compensation for our Chief Executive Officer and certain other executives in light of our established corporate performance goals and makes recommendations to our Board with respect to overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. Each member of this committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE. The Compensation Committee met five times during the year ended December 31, 2012.

Compensation Committee Process

Under our Compensation Committee’s charter, the Committee has the power and duty to set the Chief Executive Officer’s annual compensation after evaluating his performance under corporate goals and objectives that the Compensation Committee sets each year. The Compensation Committee also has the authority to approve initial offers of employment, make recommendations to the Board regarding compensation programs and policies affecting our other employees, including our executive officers, and the form and amount of director compensation. The Compensation Committee must approve all equity awards to our executive officers. The Compensation Committee is also responsible for the design of our incentive and equity compensation plans and any changes or amendments to those plans. Our Compensation Committee generally receives proposals and information from our Chief Administrative Officer and Chief Executive Officer for their consideration regarding executive compensation and also receives input from our Chief Administrative Officer, senior management and the Compensation Committee’s independent consultant, as necessary, regarding director compensation. In addition, our Chief Executive Officer makes recommendations regarding salary increases, annual cash incentives and equity awards for all of our executive officers other than himself. The Compensation Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but to date has not done so.

At the beginning of each calendar year, our Compensation Committee generally reviews the incentive plan results from the prior year, makes final determinations regarding salaries for the current year and equity awards and incentive cash payments for prior-year performance, establishes the performance goals under the incentive plan for the current year, approves the Compensation Committee’s report for our proxy statement and conducts a self-assessment. Mid-year, the Compensation Committee reviews the compensation consultant’s report, if any, regarding our executive compensation program and reviews our employee compensation programs. In the fall of each year, the Compensation Committee reviews our director compensation program, approves any needed changes to the director compensation program and conducts a preliminary assessment of our performance for the year. Our Compensation Committee generally meets at the end of each calendar year to make preliminary decisions regarding the salaries for the next calendar year and to determine the equity awards and incentive cash payments that will be made at the beginning of the next calendar year, subject to final year-end results.

Compensation Consultant

Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for such consultant or advisor. The Compensation Committee engages Pearl Meyer & Partners (“PM&P”) as its independent compensation consultant to assist in establishing compensation policies and programs. During 2012, PM&P reviewed and advised the Compensation Committee on matters concerning compensation of the Chief Executive Officer and our other named executive officers. PM&P prepared formal presentations for the Compensation Committee in May and September 2012 regarding executive compensation. PM&P also reviews director compensation biennially, with its last review and formal report occurring in September 2012. PM&P and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on director and executive officer compensation. In February of 2013, the Compensation Committee evaluated whether any work performed by PM&P raised any conflict of interest and determined that it did not.

From time-to-time, management also engages its own outside compensation consultant to advise with regard to our compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs. While the outside compensation consultant has acted as management’s compensation consultant for general compensation programs in various capacities with respect to our employees worldwide, and assists management with regard to its compensation recommendations for our executive officers, the Compensation Committee has separately engaged PM&P as its independent compensation consultant to avoid any conflicts of interest.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2012, none of our executive officers served as a member of the compensation committee or as a director of another entity, one of whose executive officers served on our Compensation Committee or as one of our directors.

Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee is composed of Mr. Bell, Mr. Keane, Sir Andrew Large and Ms. Boisseau and is chaired by Mr. Greene. This committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of the Board committees, overseeing the annual evaluation of the Board and the committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. Each member of this committee is a non-management director and is independent as defined in the listing standards of the NYSE. The Corporate Governance and Nominating Committee met five times during the year ended December 31, 2012.

Finance Committee.    The Finance Committee is composed of Messrs. Bell, Friedman and Greetham and is chaired by Mr. Davis. This committee generally approves and monitors the investment of funds and financing facilities. It also is responsible for establishing our investment policies and guidelines, reviewing the selection of investment managers, evaluating the performance of investment managers, monitoring the need for additional financing and ensuring compliance with outstanding debt facility covenants. The Finance Committee met four times during the year ended December 31, 2012.

Risk Committee.    The Risk Committee is composed of Messrs. Bell, Benchimol, Greene, Keane and Zeller and Ms. Lister, with Sir Andrew Large serving as Chairman. The purpose of the Risk Committee is to assist the Board in its oversight of risks to which the Company is exposed and to monitor our compliance with our aggregate risk standards and risk appetite. The Risk Committee met five times during the year ended December  31, 2012.

Meetings of the Board and its Committees

Pursuant to our Corporate Governance Guidelines, we expect directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met seven times during the year ended December 31, 2012. Additionally, our non-management directors met eight times in 2012 in connection with executive transition issues. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors attended our 2012 Annual General Meeting. Our non-management directors meet in executive session without management at each meeting of the Board. Mr. Smith serves as the Lead Independent Director.

Board Composition

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishment in their chosen field of endeavor. The Corporate Governance and Nominating Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors should bring a diversity of experiences, skills and perspectives to our Board. The Committee considers qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

In addition, although the Board does not have a policy with regard to the consideration of diversity in identifying director nominees, among the many factors that the Corporate Governance and Nominating Committee carefully considers are the benefits to the Company of diversity of race, gender, ethnicity and national origin in board composition.

When considering whether the Board’s directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the Board members’ or nominees’ biographical information set forth above. In particular, the Board considered the following:

•	Mr. Bell’s extensive background in capital markets transactions as well as economic, financial and country risk analysis;

•

Mr. Benchimol’s 31 years of experience in corporate finance, the finance and insurance industry and his specific background as the Company’s Chief Executive Officer and President and, formerly, Chief Financial Officer;

•	Ms. Boisseau’s extensive background and significant expertise in insurance law and regulation;

•	Mr. Butt’s 46 years of insurance industry experience and expertise;

•	Mr. Davis’ distinguished career in investment banking and his extensive knowledge of corporate finance as well as his experience as a significant shareholder of insurance-related businesses;

•	Mr. Friedman’s expertise in corporate law and finance and his years of experience in the mergers and acquisition arena;

•	Mr. Greene’s 50 years of experience in the insurance law practice area and his extensive knowledge of insurance regulatory matters;

•	Mr. Greetham’s significant experience as an investment analyst and portfolio manager as well as his extensive experience in asset management and the insurance industry;

•	Mr. Keane’s significant banking experience, which includes service as the Group Chief Executive Officer of the Bank of Ireland;

•	Sir Andrew Large’s background in investment banking and his distinguished career with the Bank of England, including his service there as a Deputy Governor for Financial Stability;

•	Ms. Lister’s background in banking and finance and her experience as the Chairperson and Chief Executive Officer of the Bermuda Monetary Authority;

•	Mr. Ramey’s extensive insurance industry knowledge and significant background in international insurance operations and management;

•	Mr. Smith’s background and extensive banking experience, including his 32 year career with the Bank of Bermuda;

•	Ms. Young’s background and significant experience advising multinational business enterprises; and

•	Mr. Zeller’s extensive global reinsurance background, management experience and knowledge.

In addition, in connection with the nominations of Messrs. Bell, Benchimol, Greetham, Keane and Smith for election as directors at the 2013 Annual General Meeting, the Board considered their valuable contributions to the Company’s success during their term of Board service.

Consideration of Director Nominees

The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. A shareholder must give written notice of the submission to our Secretary not less than 90 days nor more than 120 days prior to the anniversary of the annual general meeting for the preceding year. The notice must include:

•	the name, age and business and residence addresses of the candidate;

•	the principal occupation or employment of the candidate;

•	the number of common shares or other securities of the Company beneficially owned by the candidate;

•	all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.

The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our books and the number of our common shares beneficially owned by the shareholder.

Risk Governance and Risk Management

The key elements of our governance framework relating specifically to risk management are described below.

Board of Directors Level

Our Board of Directors has oversight responsibility for our risk management. Our Board approves any changes to the guidelines and key principles of our risk framework. The Risk Committee of our Board, serving as a focal point for this oversight, recommends to the Board any changes to our risk tolerances, reviews the measurement of adherence to those tolerances, monitors the aggregation of risk and reviews top risk issues and exposures. The Risk Committee also reviews our general risk policies and procedures to ensure that effective systems of risk management have been established and are maintained.

The Risk Committee assesses the independence and objectivity of our Group Risk Management function (“Group Risk”), approves its terms of reference and reviews its ongoing activities. The Risk Committee receives regular reports from Group Risk and assesses whether significant risk issues are being addressed by management.

The Finance Committee of our Board oversees our investments and adequacy of financing facilities. This includes approval of our strategic asset allocation plan.

The Audit Committee of our Board, which is supported by our internal audit function, is responsible for overseeing internal controls and compliance procedures and also reviews with management and the Chairman of the Risk Committee the guidelines and policies regarding risk assessment and risk management.

Group Executive Level

Our management Executive Committee formulates our business objectives and risk strategy within the overall risk appetite set by our Board. It allocates capital resources and limits across our operating entities, with the objective of balancing return and risk. While the management Executive Committee is responsible overall for risk management, it has delegated some authority to various committees. Three executive level committees focus on our Group’s risk exposure:

•

Our Risk Management Committee (“RMC”), has responsibility for reviewing the allocation of capital, approving individual risk limits and determining changes to our internal risk capital methodology. The RMC also reviews new business plans in the context of our risk framework and defined risk appetite. Further, the RMC reviews and advises management with respect to certain individual transactions in accordance with the quantitative and qualitative criteria outlined in our business referral guidelines.

•

Our Investment & Finance Committee oversees our investment activities by, among other things, monitoring market risks, the performance of our investment managers and our asset-liability management, liquidity positions and investment policies and guidelines. The Investment & Finance Committee also prepares our strategic asset allocation and presents it to the Finance Committee of the Board for approval.

•	Our Reinsurance Security Committee sets out the financial security requirements of our reinsurance counterparties and recommends tolerance levels for different types of ceded business.

Group Risk Management Level

As a general principle, management in each of our business units is responsible in the first instance for both the risks and returns of its decisions. Management is the ‘owner’ of risk management processes and is responsible for managing our business within defined risk tolerances.

Our Chief Risk Officer leads our Group Risk function, which is responsible for oversight of risk taking activities and providing guidance and support for risk management practices. Group Risk is responsible for developing methods and processes for identifying, measuring, managing and reporting risk. This forms the basis for informing the Risk Committee and RMC of our risk profile. Group Risk develops our risk management framework and oversees the adherence to this framework at the group and operating entity level. Our Chief Risk Officer regularly reports risk matters to the Chief Executive Officer, the Company’s management Executive Committee, RMC and the Risk Committee of the Board.

Our global risk management network also includes risk officers within our business units and investment department. These local risk units, which have regular and close interaction with Group Risk, assist with embedding the risk management framework into our business.

Internal Audit, an independent, objective function, reports to the Audit Committee of the Board on the effectiveness of our risk management framework. This includes assurance that key business risks have been adequately identified and managed appropriately and that our system of internal control is operating effectively. Internal audit also provides an independent validation of our internal capital model and coordinates risk-based audits, compliance reviews and other specific initiatives to evaluate and address risk within targeted areas of our business.

Our risk governance structure is further complemented by our Legal Department which seeks to mitigate legal and regulatory compliance risks with support from other departments. This includes ensuring that significant developments in law and regulations are observed and that we react appropriately to legislative changes and applicable court rulings.

Code of Business Conduct

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer and President, our Chief Financial Officer and our Controller. Copies of our Code of Business Conduct and our Corporate Governance Guidelines are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance and Nominating Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE.

Shareholder Communications with the Board

Shareholders and other interested parties may send communications to our Board by sending written notice to our Secretary. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Lead Independent Director or to a particular Board committee or other director. Our Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if he so determines, will forward the communication to our Chairman of the Board, to the non-management directors or to the appropriate committee chairman or director. At each meeting of our Board, our Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 15, 2013 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our common shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Directors and Executive Officers
Geoffrey Bell	9,198	*
Albert A. Benchimol	627,464	*
Jane Boisseau	2,715	*
Michael A. Butt(2)	1,290,567	1.06%
Charles A. Davis	—	*
Robert L. Friedman	38,000	*
Donald J. Greene(3)	88,000	*
Christopher V. Greetham	22,772	*
Maurice A. Keane(4)	91,625	*
Sir Andrew Large	5,024	*
Cheryl-Ann Lister	19,180	*
Thomas C. Ramey	12,276	*
Henry B. Smith(5)	39,975	*
Alice Young	—
Wilhelm Zeller	6,193	*
John R. Charman(6)	5,727,074	4.69%
John W. Gressier(7)	632,239	*
Joseph C. Henry	45,000	*
John D. Nichols	120,000	*
Dennis B. Reding(8)	396,984	*
All directors and executive officers as a group (21 persons)(9)	9,233,806	7.57%

Other Shareholders
FMR LLC and related entities(10)	12,209,776	9.98%

*	Less than 1%

(1)	Unless otherwise indicated, the number of common shares beneficially owned and percentage ownership are based on 122,053,575 common shares outstanding as of February 8, 2013, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.

(2)	Includes 1,180,567 common shares held directly by Mr. Butt and options to acquire 110,000 common shares.

(3)	Includes 72,000 common shares held directly by Mr. Greene and options to acquire 16,000 common shares. Does not include 37,858 phantom shares issued in lieu of director’s fees and in lieu of dividend payments on phantom shares.

(4)	Includes 83,625 common shares held directly by Mr. Keane and options to acquire 8,000 common shares.

(5)	Includes 31,975 common shares held directly by Mr. Smith and options to acquire 8,000 common shares.

(6)	The number of common shares beneficially held and the information set forth below is based solely on information provided by Mr. Charman and Codan Trust Company Limited, and includes 2,351,968 common shares held directly by Mr. Charman, 2,585,580 common shares held directly by Dragon Holdings Trust (“Dragon Trust”), 789,526 common shares held directly by N.I.M.I.C.International Ltd., a company whose registered shareholder is the N.I.M.I.C. Trust (“N.I.M.I.C. Trust”). An additional 146,235 Series A preferred shares are owned by N.I.M.I.C. International Ltd. Mr. Charman may be deemed to share voting and/or dispositive power with respect to the common shares held directly by Dragon Trust and indirectly by N.I.M.I.C. Trust. The trustee of Dragon Trust and N.I.M.I.C. Trust is Codan Trust Company Limited (“Codan”) whose registered office is at Richmond House, 12 Par-La-Ville Road, Hamilton HM08, Bermuda. Any two directors or one director and one officer of Codan are authorized to sign documentation on behalf of Codan as trustees of Dragon Trust with respect to its exercise of its dispositive power over the common shares held by Dragon Trust, Mr. Charman has a discretionary and contingent interest in the trust property of the Dragon Trust. He also has the power to appoint additional or successor trustees and to remove trustees of the Dragon Trust. Codan has absolute discretion as to whether or not to make any distributions to Mr. Charman and there are other family beneficiaries. Mr. Charman’s contingent interest in the Dragon Trust is subject to the positive exercise of a discretionary power by Codan. Codan Services (B.V.I.) Ltd. is authorized to sign documentation on behalf of N.I.M.I.C. International Ltd. with respect to its exercise of its dispositive power over the common shares held by N.I.M.I.C. International Ltd.

(7)	Includes 552,239 common shares held directly by Mr. Gressier and options to acquire 80,000 common shares.

(8)	Includes 301,984 common shares held directly by Mr. Reding and options to acquire 95,000 common shares.

(9)	Includes 8,916,806 common shares and options to acquire 317,000 common shares.

(10)	The number of common shares beneficially held and the information set forth below is based solely on information contained in Amendment No. 9 to the Schedule 13G filed on February 14, 2013 by FMR LLC (“FMR”) and Edward C. Johnson 3d, and includes common shares beneficially held as of December 31, 2012 by such entities. FMR has sole voting power over 926,960 common shares and sole dispositive power over 12,209,776 common shares. Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 11,283,779 common shares. Fidelity Low-Priced Stock Fund, 82 Devonshire Street, Boston, Massachusetts, 02109, an investment company is the owner of 8,000,000 common shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds, each has sole power to dispose of the 11,283,779 shares owned by the Funds. Strategic Advisers, Inc., 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 244 common shares. Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a registered investment adviser is the beneficial owner of 31,000 common shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors, LLC, each has sole power to dispose of the 31,000 shares owned by Pyramis Global Advisors, LLC. Pyramis Global Advisors Trust Company, 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank is the beneficial owner of 894,753 common shares. Edward C. Johnson 3d and FMR, through its control of Pyramis Global Advisors Trust Company, each has sole power to dispose of the 894,753 shares owned by Pyramis Global Advisors Trust Company.

EXECUTIVE OFFICERS

Senior Leadership Transitions in 2012

2012 represented a year of transition for our senior leadership team. Pursuant to a CEO succession plan approved by our Board in December 2011, Mr. Benchimol was appointed as our Chief Executive Officer and President effective May 3, 2012, the date of our 2012 Annual General Meeting. Mr. Benchimol, who previously had served as our Chief Financial Officer, succeeded Mr. Charman, who retired as Chief Executive Officer and President. The Board requested, and Mr. Charman agreed, to remain as an officer of the Company in the role of Chairman of the Board of Directors, succeeding Mr. Butt, who retired as Chairman, also effective May 3, 2012. Mr. Butt continued to serve as a non-management member of our Board.

On June 25, 2012, Mr. Charman was terminated without cause from his position as Chairman of the Board of Directors. Mr. Charman was succeeded as Chairman of the Board by Mr. Butt, also effective June 25, 2012. Mr. Butt continues to serve as our Chairman in his capacity as a non-management director. On September 20, 2012, Mr. Charman resigned as a member of the Board.

Also in 2012, the Company announced that Mr. Nichols would join the Company as Chief Executive Officer of AXIS Reinsurance, effective April 2, 2012. Effective June 18, 2012, Mr. Henry joined the Company as Chief Financial Officer, succeeding Mr. Benchimol.

The table below sets forth certain information concerning our current executive officers:

Name	Age	Position
Albert A. Benchimol(1)	55	Chief Executive Officer, President and Director
Christopher N. DiSipio	50	Chief Executive Officer, AXIS Accident & Health
John W. Gressier	45	Chief Executive Officer, AXIS Insurance
Joseph C. Henry	60	Chief Financial Officer
John D. Nichols	53	Chief Executive Officer, AXIS Reinsurance
Dennis B. Reding	64	Chief Operating Officer

(1)	Mr. Benchimol’s biography is available under “Proposal 1: Election of Directors.”

Christopher N. DiSipio has been Chief Executive Officer of AXIS Accident & Health since February 2009 and has served as an Executive Officer since September 2012. Mr. DiSipio develops and implements our Accident & Health strategy worldwide. He has 28 years of experience in the insurance industry, specifically in the Accident & Health business. Prior to joining AXIS, he had been with the Chubb Corporation since 1999, most recently as the Chief Operating Officer and Senior Vice President for Life, Accident & Health. Mr. DiSipio began his insurance career in 1984 as an underwriter with CNA Insurance Company, where he helped start and subsequently led the company’s International Accident & Health Division.

John “Jack” W. Gressier has been Chief Executive Officer of AXIS Insurance since 2012. He served as Chairman of AXIS Insurance from 2007 to 2012 and Deputy Chairman from 2005 to 2007. He previously was Chief Executive Officer and President of AXIS Global Insurance from 2002 to 2005. Mr. Gressier has over 25 years of experience in the insurance industry. He served as an underwriter at Charman Underwriting Agencies from 1989 until 1998, when ACE Limited acquired that entity. Mr. Gressier then served as Deputy Underwriter of Syndicates 488/2488, Director of ACE Global Markets Underwriting Limited and Director of Marine and Specialty Lines for Syndicate 2488. He also was a member of ACE Global Markets Executive Underwriting Committee. In February 2001, Mr. Gressier was appointed Joint Active Underwriter of Syndicate 2488 and director of the ACE Agency Board, where he served until joining AXIS in 2002.

Joseph C. Henry joined the Company as Chief Financial Officer in June 2012. He previously had served as Executive Vice President and Chief Financial Officer of XL Insurance since 2006. From 2003 to 2006, Mr. Henry was the Global Controller for XL Global Services and also served as the interim Corporate Controller for XL Capital from 2005 to 2006. Prior to joining XL, he held various senior leadership positions at Meadowbrook Insurance Group including Chief Operating Officer and Chief Financial Officer. Mr. Henry began his career at KPMG where he became an Audit Partner before leaving to join the Hanover Insurance Companies as its Chief Financial Officer and Treasurer in 1987.

John “Jay” D. Nichols joined the Company in April 2012 as Chief Executive Officer of AXIS Reinsurance. Mr. Nichols is the former President of RenaissanceRe Ventures Ltd., where he and his team were responsible for business development and management of RenaissanceRe’s Joint Ventures and Venture Capital businesses. In his role at RenaissanceRe, Mr. Nichols was responsible for the formation of DaVinci Reinsurance and Top Layer Reinsurance, as well as several sidecars and other ventures. Prior to joining RenaissanceRe in 1995, Mr. Nichols held various positions at Hartford Steam Boiler, Monarch Capital and the accounting firm of Matson, Driscoll and D’Amico.

Dennis B. Reding was appointed Chief Operating Officer of the Company in January 2007 and, prior to that appointment, served as Chairman of AXIS Insurance since January 2005. From January 2003 until December 2004, he was Chief Executive Officer of AXIS U.S. Insurance. Mr. Reding has 42 years of industry experience. Mr. Reding was President and Chief Executive Officer of Westchester Specialty Group from 1992 to 1998. He then served as President and Chief Executive Officer of ACE USA, Inc. from 1998 to 2001 and President of ACE INA Holdings, Inc. from 2001 to 2002. Mr. Reding was Chairman and Chief Executive Officer of Combined Specialty Group, Inc., an Aon subsidiary, in 2002.

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our named executive officers presented in the Compensation Discussion and Analysis section below as well as the discussion regarding the Compensation Committee and Compensation Committee Process above.

In particular, shareholders should note the following:

Our key metrics for measuring performance include operating return on average common equity (“operating ROACE”) and growth in diluted book value per share. In 2012, our business and industry continued to face a challenging, mixed underwriting market globally and the persistence of historically low interest rates. Additionally, total loss estimates for Storm Sandy are expected to exceed $20 billion, making it one of the costliest storms in U.S. history. Against this backdrop, we finished the year with net income available to common shareholders of $495 million, up from $9.4 million in 2011. Also, we grew our 12 month diluted book value per share by 17.6%, as of September 30, 2012 (our annual measurement date for this metric), which puts us in the top one-third of our peer group. Based on these results, the Compensation Committee of our Board of Directors considered our 2012 performance to be above target. Nevertheless, the Committee held base salaries flat for our named executive officers, with the exception of Mr. Henry, our Chief Financial Officer, who received a 3% base salary increase.

We believe that our long term performance is outstanding. From inception in 2002 through 2012, our ROACE has averaged 13.8%. Diluted book value per common share rose at an annual compounded rate of 11.9% from 2002 through 2012 and total value creation for our common shareholders (measured by growth in diluted book value per common share plus accumulated dividends declared) increased at a 13.6% annual compounded rate for the same period.

We believe that our compensation is appropriately aligned with our long-term performance. Specifically, incentive-based compensation represents a meaningful portion of our named executive officers’ target total compensation opportunity. Also, 100% of our long-term incentives consist of restricted stock or restricted stock units, which generally vest 25% per year over four years. Further, our executives are subject to stock ownership guidelines (and holding requirements) that align their long-term interests with those of our shareholders and encourage a long-term focus in managing the Company.

With regard to the 2012 total compensation reported for Mr. Benchimol, our Chief Executive Officer and President, 76% of that amount is attributable to a one-time grant of restricted stock made in connection with his appointment to Chief Executive Officer and President in May 2012. Although the vesting of 50% of the award is time-based, the remaining 50% of the award will vest only if certain performance conditions are satisfied. If the performance conditions are not satisfied, the entire 50% portion of the award that is dependent upon performance will be forfeited. This award was intended to: (a) align the long term interests of our new Chief Executive Officer and President with those of our shareholders, and (b) reward him in the event that our performance exceeds that of our peers over a three year period. The award was in lieu of an annual equity grant target that historically had been a part of the total compensation package provided to the AXIS Chief Executive Officer.

We continue to refine our compensation arrangements with recognition of the best practices for alignment of executive compensation with our shareholders’ long-term best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE

COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Overview

2012 was a year of significant improvement over 2011 for AXIS and the property and casualty insurance and reinsurance industry, generally. Following 2011, one of the most challenging years in insurance history, the first three quarters of 2012 experienced relatively low levels of natural catastrophe loss activity. This changed when Storm Sandy came ashore along the New Jersey coast in October, costing the industry an estimated $20-$25 billion, making it one of the costliest storms in U.S. history. Despite the impact of Storm Sandy on our underwriting results in the fourth quarter and the fact that net investment income continued to be under significant pressure due to historically low interest rate yields, AXIS finished the year with net income available to common shareholders of $495 million ($9m in 2011), or $4.00 per diluted common share ($0.07 per diluted common share in 2011). Additionally, diluted book value per share increased year over year by 12.8% to $42.97 per share and we achieved a ROACE of 9.7%.

With respect to our financial goals for the year, AXIS achieved an annual operating ROACE of 8.2%, compared to our goal of 10%, or 82% of target. In addition, we grew our 12 month diluted book value per share by 17.6% compared to 13.9% for our peer group median as of September 30, 2012 (our annual measurement date for this metric). This top one-third result translates to “superior” performance, or 150% of our target, for this metric. The combination of our operating ROACE performance (82% of target) and our superior performance on our diluted book value per share growth relative to our peers (150% of target) resulted in a year that was considered to be above target performance by the Compensation Committee of the Board of Directors.

Based on these results, the Compensation Committee approved the following with respect to the 2012 performance year:

•	No change to base salaries in 2013 for named executive officers, with the exception of a 3% salary increase for Mr. Henry;

•	Bonuses awarded to named executive officers ranged between 107% and 125% of target;

•	An overall bonus pool representing 105% of target was approved to be distributed to our employees, including our named executive officers;

•	Equity grants for named executive officers ranged between 100% and 129% of target; and

•

Total direct compensation for named executive officers, which we define as 2012 salary earned plus bonus and equity awarded for 2012 performance, increased by between 36% and 56% from the prior year, primarily because our named executive officers did not receive a bonus for the prior performance year.

Advisory Vote on Executive Compensation

The Compensation Committee considered the result of the 2012 advisory vote to approve the compensation paid to our named executive officers in connection with the discharge of its responsibilities. Because our shareholders approved the compensation programs described in our proxy statement for the 2012 Annual General Meeting by a substantial margin (92% of the votes cast), the Compensation Committee has not implemented changes to our compensation programs as a result of last year’s shareholder advisory vote.

In light of the voting results with respect to the frequency of shareholder votes on executive compensation at the 2011 Annual General Meeting, the Board decided to hold an advisory vote on the compensation of named executive officers at each annual general meeting until the next required vote on the frequency of shareholder votes on executive compensation. Because the Dodd-Frank Act requires that such shareholder votes on frequency be held at least once every six years, we currently expect the next shareholder vote on frequency to occur at the Company’s 2017 Annual General Meeting.

Objectives of Our Executive Compensation Program

At AXIS, our stated mission is to become the leading diversified global specialty insurance and reinsurance company as measured by quality, sustainability and profitability. Since inception, AXIS has achieved an average annual ROACE of 13.8%. To achieve superior performance in a highly cyclical business, we must ensure that our capital is adequately protected to take full advantage of market opportunities for our shareholders when they are available. To achieve this objective, it is critical that we recruit, retain and motivate the best talent in the global marketplace. Accordingly, we have designed our executive compensation program with a goal of attracting, retaining and motivating superior talent globally and maximizing shareholder value in the long-term. The overall combination of executive compensation and benefits that we pay our named executive officers is structured to reward above-median performance with above-median levels of compensation as compared to our peer companies. Although we review our competitive position annually, the primary consideration for our compensation decisions continues to be the assessment of our overall financial performance based on certain financial metrics in any given performance year. Further, our executive compensation program is designed to provide a combination of fixed and variable components of compensation so that below-median performance can be appropriately addressed with reductions in levels of compensation commensurate with such performance.

Our industry is highly cyclical in nature, largely due to fluctuations in industry capital levels. These industry capital levels are out of our named executive officers’ control, but drive the overall competitive environment in our underwriting operations. As a result, flexibility is an important consideration in our compensation programs. Additionally, conditions in the broader global capital markets can significantly impact the performance of our invested assets. We believe that we should reward our named executive officers for adequately protecting our capital under difficult market conditions so that, going forward, we can participate in value creation opportunities for our shareholders. We also believe that we should reward our named executive officers for outperforming leaders of similar businesses and achieving results for our shareholders that are beneficial under varying market conditions. Therefore, our executive compensation program is designed to take into account all relevant circumstances and provide competitive compensation to attract, reward, motivate and retain our named executive officers. We generally seek to avoid creating incentive compensation plans that are inflexible or that are overly formulaic.

Individual performance also plays a role in our decisions regarding named executive officers’ compensation; however, consistent with our emphasis on strategic and organizational flexibility, we do not generally have structured individual goals for our named executive officers that lead to specific, formulaic compensation amounts. Instead, our Chief Executive Officer evaluates and makes a recommendation to the Compensation Committee on the performance of the portion of our business for which the named executive officer is responsible (other than for himself). The Compensation Committee reviews the individual performance of the named executive officer, considers the opinion of our Chief Executive Officer (except with regard to his own individual performance), considers the overall performance of the Company and considers any other factors it deems relevant in evaluating the individual performance and approving the compensation recommendations for our named executive officers.

Our Chief Executive Officer’s and other named executive officers’ compensation is designed to reflect their significant level of responsibility and their overall contributions to our success. In addition to leading the Company’s day-to-day underwriting and operating activities, our named executive officers manage and lead a team of senior professionals that we believe is one of the strongest teams in our industry. The significant diversity of our operations and successful management of these operations ultimately serve to maintain our capital and drive long-term shareholder returns. Therefore, we have designed our named executive officers’ compensation to reflect this situation, both to compensate them for the functions they perform and to ensure that their compensation is connected to the successes attributable to their skills and responsibilities.

Risk Management and Compensation

The Compensation Committee believes that AXIS’s executive compensation program does not encourage inappropriate risk-taking and the Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. Specifically:

•	Our compensation program balances base salary, annual bonus opportunity and long-term equity and we avoid relying exclusively on formulaic approaches to our compensation plans;

•

The total bonus pool for the Company’s Annual Incentive Plan is tied to our (i) operating ROACE which is calculated by dividing operating income/loss (which represents after-tax operational results without consideration of after-tax net realized investment gains/losses, foreign exchange gains/losses and losses on repurchase of preferred shares for the period) by the average common shareholders’ equity determined by using the common shareholders’ equity balances at the beginning and end of the period, and (ii) growth in diluted book value per share relative to our peer group, which ensures that our shareholders’ long-term interests are at the forefront of decision-making for our employees and named executive officers;

•

Our Compensation Committee retains discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible if our financial results do not meet our expectations, as was the case in 2011; and

•	Our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders.

Competitive Market Analysis

Although AXIS gives careful consideration to each element of total compensation, we evaluate our competitive position with respect to our named executive officers on a total direct compensation basis, which consists of base salary, annual bonus and long-term incentives. We believe these are the most significant elements of compensation and also recognize that other elements vary greatly from company to company and are therefore difficult to compare. The Compensation Committee has engaged PM&P as an independent consultant to periodically review the appropriateness of our executive compensation program so the Committee can make any needed adjustments. PM&P provides the Committee with a competitive market perspective of total direct compensation based on an analysis of proxy disclosures of publicly-traded insurance and reinsurance companies that we consider to be our peers and/or competitors. In designing a competitive executive compensation program, we take into account the need to attract qualified executives in geographic areas where we operate, such as Bermuda, Dublin, New York, London, Singapore, Sydney and Zurich, that have a relatively higher cost of living, as well as the costs associated with relocating executives to those areas.

In May 2012, at the Compensation Committee’s request, PM&P reviewed the design of our 2011 executive compensation program and Company performance to determine if we should make changes to our compensation programs and policies. As part of this review, PM&P compared our Chief Executive Officer and Chief Financial Officer’s compensation to that of chief executive officers and chief financial officers at our peer companies. PM&P also compared one additional named executive officer’s compensation to that of executive officers at the peer companies who have the most similar positions to that of our named executive officer. However, to address in part the variation in business structures and because consistent information regarding comparable officers at other companies is difficult to obtain, PM&P also compared our named executive officers’ compensation, other than our Chief Executive Officer’s and Chief Financial Officer’s, to that of the third through fifth highest-paid officers at the peer companies.

Components included in Total Direct Compensation Analysis

•	Base Salary

•	Bonus

•	Total Cash Compensation (base salary plus bonus)

•	Long-Term Incentives (which for AXIS consisted solely of restricted stock grants)

•	Total Direct Compensation (consisting of total cash compensation plus long-term incentives)

Peer Group Companies

•	ACE Limited

•	XL Group plc

•	Everest Re Group, Ltd.

•	PartnerRe Ltd.

•	Arch Capital Group Ltd.

•	Endurance Specialty Holdings Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	Renaissance Re Holdings Ltd.

•	Aspen Insurance Holdings Limited

•	Allied World Assurance Company Holdings, Ltd.

•	Validus Holdings Ltd.

•	Alterra Capital Holdings Ltd. (added to the peer group in 2012)

PM&P found that AXIS falls between the 67th and 70th percentiles in terms of size measures such as gross premiums written, total revenue and total assets, on a relative basis as compared to our peer group.

The review performed by PM&P also examined our performance under several growth and profitability measures as compared to that of our peer companies. PM&P’s review indicated that our 2011 performance under the various growth and profitability measures, relative to our peer group, was mixed.

PM&P also reviewed our 2011 pay versus performance as compared to our peer companies based on a weighted average of growth in diluted book value per share, operating ROACE and total shareholder return. The review indicated that our one year performance dropped from the 85th percentile in 2010 to the 22nd percentile in 2011. Total cash compensation and total direct compensation for the Chief Executive Officer dropped from the 95th percentile to the 45th percentile and from the 66th percentile to the 53rd percentile, respectively, as a result of no bonus being awarded or salary increase being granted. Our other named executive officer who was reviewed experienced a reduction in total cash compensation and total direct compensation from the 100th percentile to the 46th percentile and from the 91st percentile to the 74th percentile, respectively. The Chief Financial Officer’s total cash compensation and total direct compensation for his first year with AXIS was at the 54th and 47th percentile, respectively.

Because the pay and performance data presented in the PM&P review was disparate and did not suggest a compensation trend and, in light of the Company’s strong historical correlation between pay and performance, the Compensation Committee opted to make no changes to the design of our compensation program for 2012. However, the Compensation Committee will continue to review the suitability of our executive compensation program and modify the design of this program as appropriate.

2012 Performance

Elements of Compensation:

Executive compensation at AXIS is primarily a combination of base salary, annual cash bonus paid under our 2004 Annual Incentive Plan (the “Annual Incentive Plan”), long-term incentive awards made under our 2007 Long-Term Equity Compensation Plan (“2007 LTEP”) and retirement programs. We also provide general employee benefits to our named executive officers.

Base Salary:

Base salaries are the most basic form of compensation and are integral to any employment arrangement. Our main consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally with the demands of the market for executive talent. A competitive base salary allows us to attract individuals from other organizations and retain key staff by minimizing their need or desire to leave us to increase their level of basic compensation. In addition, base salary enables our named executive officers to maintain a sufficient standard of living in the locations where we operate and, accordingly, base salaries differ by geographic location.

AXIS uses a salary grade structure created with the assistance of an external human resources consulting firm. Each salary grade has a minimum, midpoint and maximum salary that were established with a midpoint at the 60th to 65th percentile compared to similar positions at comparable companies. The ranges of permitted salaries for each grade were established utilizing approximately the top one-third of the salary range for our industry based on the data provided by our consultant. Our named executive officers are generally in the highest salary grade because they have the highest level of responsibility among our employees, but their placement within the range of salaries in that grade is based on the individual’s type of position, historical factors, geographic location, individual performance and the Compensation Committee’s determination of competitiveness and appropriate levels based on the Chief Executive Officer’s recommendations (except for himself).

The base salary for Mr. Benchimol was established in May 2012 when he was appointed as our Chief Executive Officer and President and is reflective of his increased level of responsibility. Mr. Benchimol’s base salary was determined by the Compensation Committee, after review of peer company CEO compensation and was set at $1.1 million per year, which is approximately 70% of the base salary of our prior Chief Executive Officer and President. Messrs. Gressier, Henry, Nichols and Reding’s base salaries are governed by their employment agreements within the salary grade structure discussed above.

Base salaries are generally reviewed at the end of each calendar year. We review external salary survey data to assist in developing the total budget for salary increases company-wide. This total amount includes annual merit increases, increases due to promotions and any increases needed for market adjustments to remain competitive. A merit increase guideline is then expressed in terms of a percentage of current annual base salary for each geographic location. We expect that the merit increase guidelines will ensure that our salaries remain competitive and reflect cost of living adjustments and other pay increases for the geographic location as reported in external compensation surveys.

The Chief Executive Officer recommends annual base salary increases, if any, for our named executive officers (except for himself). The Compensation Committee reviews and approves those increases using the guidelines described above. The Compensation Committee reviews and evaluates the performance of the Chief Executive Officer and approves any changes to his base salary. Those decisions are then reviewed and ratified by the independent directors of our Board.

The following table sets forth the 2012 and the 2013 base salaries for the 2012 named executive officers.

Name	2012 Base Salary	2013 Base Salary
Albert A. Benchimol	$1,100,000	$1,100,000
Michael A. Butt	$750,000	N/A
John R. Charman	$1,575,000	N/A
John W. Gressier	$910,000	$910,000
Joseph C. Henry	$550,000	$565,000
John D. Nichols	$900,000	$900,000
Dennis B. Reding	$780,000	$500,000

Under an amendment to the employment agreement for Mr. Reding effective January 1, 2013, Mr. Reding’s base salary is now set at $500,000 per year. In February 2013, the Compensation Committee elected to hold base salaries for the other named executive officers flat, with the exception of Mr. Henry who received a 3% salary increase.

Annual Incentive Compensation:

Annual incentive compensation, which we refer to as the annual bonus, for our named executive officers is provided under our Annual Incentive Plan which is described below in the narrative to the Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table. The Annual Incentive Plan is a critical tool for rewarding the achievement of corporate goals while providing us with the flexibility to reduce or eliminate the incentive amount if those goals are not met.

In order to achieve a competitive total compensation package, we have established individual annual bonus targets expressed as a percentage of base salary for each salary grade. Bonus targets for our named executive officers are governed by the terms of their employment agreements. However, target amounts represent a starting point for the Compensation Committee to use in allocating bonuses among the named executive officers and are not guaranteed for named executive officers. 2012 and 2013 targets for the 2012 named executive officers are as follows:

Name	2012 Bonus Target	2013 Bonus Target
Albert A. Benchimol	175%	175%
Michael A. Butt	125%	N/A
John R. Charman	150%	N/A
John W. Gressier	125%	125%
Joseph C. Henry	100%	100%
John D. Nichols	125%	125%
Dennis B. Reding	125%	100%

Mr. Charman’s bonus target is expressed as a percentage of $1,250,000, as set forth in his employment agreement.

Under the amendment to Mr. Reding’s employment agreement effective January 1, 2013, Mr. Reding’s 2013 bonus target is 100% of base salary.

To further our goal of keeping the best interests of shareholders at the forefront of decision-making for our employees and executive officers, the total bonus pool is tied to our operating ROACE and our 12 month growth in diluted book value per share as compared to our peers (measured as of September 30th of each respective year). As discussed and approved in March 2012, the Compensation Committee determined that if AXIS achieved an operating ROACE of 10% for 2012 and if 12 month growth in diluted book value per share, measured as of September 30, 2012, was at or above the median for our peer group, the target bonus pool would be equal to 100% of the aggregate total target bonus amounts for all employees. This value reflects the Committee’s view that our industry continues to operate in a challenging part of the market cycle with a historically low interest rate environment. The Committee believed that the targets for 2012 represented a challenging yet realistic goal as of the beginning of the year and acknowledged that the 10% operating ROACE goal was significantly above the 2012 budgeted operating ROACE that was presented by management and approved by our Board of Directors in March 2012.

The Compensation Committee in 2012 further decided to set the objective for superior results at 140% of the operating ROACE target level, which represented an increase in difficulty from prior years, when the target for superior performance ranged from 120% to 133% of the operating ROACE target level. Accordingly, if AXIS achieved an operating ROACE of 140% of 10%, or 14%, and if our 12 month growth in diluted book value per share was in the top one-third of our peer group, the annual incentive plan pool would be 150% of the aggregate target bonus amounts for all employees.

The Compensation Committee also retains the discretion to approve either a downward or upward adjustment to any bonus pool amount, in the event of performance below the target level, between the target and superior levels or above the superior level. The goal of the Compensation Committee, both in setting the targets and in retaining discretion to make adjustments based on ultimate results and the circumstances behind those results, was to establish a program that provides appropriate incentive for behavior that focuses on business decisions that are in the best interests of AXIS and our shareholders and comports with our business strategy of underwriting discipline and appropriate risk-taking.

In all cases, each of our named executive officer’s actual incentive award is subject to the discretion of the Compensation Committee. Each executive may receive no bonus or a lower than target bonus for an unsatisfactory individual performance, may receive a bonus based on the level of pool funding if they meet expectations, or may receive a higher bonus at the discretion of the Compensation Committee. The amount actually awarded reduces the total bonus pool available for other executive officers and employees.

In 2012, the Compensation Committee determined that the Company’s performance merited an above target bonus amount. In determining the overall bonus pool amount, the Compensation Committee took into consideration the continued competitive market for our insurance and reinsurance products, the historically low interest rate environment and the significant impact of Storm Sandy on our fourth quarter results. Despite the impact of Storm Sandy, the Company was nevertheless able to produce net income available to common shareholders of $495 million, representing a significant increase from the prior year’s $9.4 million, and increased diluted book value per share by 12.8% year-over-year. Based on these factors, the Compensation Committee awarded an overall bonus pool that was 105% of target to be distributed to employees, including our named executive officers.

In determining the bonus amount for each of the named executive officers, the Compensation Committee considered the relative performance of each of the named executive officers, as recommended by the Chief Executive Officer, and determined that bonuses in the range of 107% to 125% of target would be awarded to the named executive officers for 2012 performance as follows: Mr. Benchimol—$2,310,000 (120% of target); Mr. Gressier—$1,250,000 (110% of target); Mr. Henry—$605,000 (110% of target); Mr. Nichols—$1,200,000 (107% of target); and Mr. Reding—$1,219,000 (125% of target). The Committee believed that these amounts accurately reflected the individual performance and contribution to the overall results that the Company achieved in 2012.

2012 Annual Incentive Plan

Metric	Target	Superior	Actual
Operating ROACE	10%	14%	8.2%
12-month growth in Diluted Book Value per Share	At or above median for peer group	Top one-third for peer group	Top one-third for peer group

Named Executive Officer Bonus Payouts	100% of individual target	150% of individual target	107% -125% of individual target

Long-Term Equity Compensation:

In 2012, we provided long-term incentive compensation through equity awards under our 2007 LTEP which previously was approved by our shareholders. Equity awards are an especially valuable tool in linking the personal interests of executive officers to those of our shareholders because the amount the executive officers will ultimately receive under these awards is determined by our stock price. A higher stock price benefits our shareholders and increases the value of the executive officers’ equity awards. In addition, the vesting requirement for our equity awards is a valuable retention tool that we consider very important in a competitive industry. Furthermore, because other employers with whom we compete for executive talent grant equity as part of their compensation packages, we believe that we need to include this element as part of our executive officers’ compensation in order to be competitive.

We previously established equity award guidelines for a target annual award of stock options and restricted stock for each executive. The targets are designed to provide an above median total compensation package for above median performance when compared to our industry peer group, when the equity awards are combined with base salary and annual incentive payments. Equity targets for our named executive officers are governed by the terms of their employment agreements. In 2005, we modified our practice to discontinue the granting of stock options and increased the grants of restricted stock because we desired a more effective equity vehicle for rewarding performance and retaining valuable executive talent. We believe that the use of restricted stock or units provides executive officers with the motivation to meet or exceed individual goals and make decisions that enhance longer-term shareholder value. In February 2013, the Compensation Committee approved the use of restricted stock units globally.

At the end of each fiscal year, the Compensation Committee determines the actual awards to be made in its discretion, considering competitiveness, retention needs, Company and individual performance and any other factors it deems relevant. The awards are generally granted in the first quarter of the following year.

As discussed in our proxy statement for our 2012 Annual General Meeting, in February 2012, the Compensation Committee determined that the annual awards of restricted stock as indicated below were appropriate for the named executive officers as a result of our Company performance in 2011. In February 2013, the Compensation Committee approved annual awards of restricted stock units to the named executive officers for 2012 performance as indicated below. These awards were reflective of our above target performance in 2012. The restricted stock units vest 25% per year over four years.

Because the equity awards reflecting performance for the 2011 fiscal year were granted early in 2012, they are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the 2012 fiscal year. The awards reflecting the 2012 fiscal year performance granted in February 2013 will be reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table in our proxy statement for the 2013 fiscal year.

Name	2012 Target Equity Grant for 2011 Performance	Restricted Stock Awarded in February 2012 for 2011 Performance	Restricted Stock Units Awarded in February 2013 for 2012 Performance
Albert A. Benchimol	No Annual Target	52,500	—
Michael A. Butt	75,000	150,000	—
John R. Charman	90,000	135,000	—
John W. Gressier	35,000	52,500	45,000
Joseph C. Henry	30,000	N/A	30,000
John D. Nichols	35,000	N/A	40,000
Dennis B. Reding	37,500	56,250	37,500

In addition, in connection with Mr. Benchimol’s appointment as Chief Executive Officer and President in May 2012, Mr. Benchimol was granted an award of 500,000 shares of restricted stock. Under the terms of the award, 250,000 of the shares will vest in three equal installments on the first, second and third anniversary of the

May 2012 date of grant, while the remaining 250,000 shares will be eligible to vest on the third anniversary of the date of grant, provided that certain performance conditions are satisfied. Also in June 2012, Mr. Henry was granted an award of 15,000 shares of restricted stock in connection with his appointment as our Chief Financial Officer. Similarly, Mr. Nichols was granted an award of 50,000 shares of restricted stock in connection with his appointment as Chief Executive Officer, AXIS Reinsurance, effective April 2012. The restricted stock granted to Messrs. Henry and Nichols vests 25% per year over four years.

Stock Ownership Guidelines:

Our minimum stock ownership guidelines require the Chief Executive Officer to hold AXIS securities with a value equal to a minimum of five times his annual base salary and require the other named executive officers and covered members of senior management to hold AXIS securities with a value equal to a minimum of two to three times their annual base salary. Individuals subject to the guidelines have five years from the later of: (a) September 2009 (the date of adoption of the guidelines), or (b) the date of promotion or appointment to a position subject to the guidelines to meet the applicable minimum requirement.

Supplemental Executive Retirement Plans:

Messrs. Charman and Butt and the Company’s subsidiary, AXIS Specialty Limited, previously entered into supplemental executive retirement plans, or “SERPs”. The SERP with Mr. Charman required the Company to make annual payments to Mr. Charman beginning in 2009 for a period of 20 years, while the SERP with Mr. Butt provided for annual payments to Mr. Butt for a period of ten years beginning in 2010. On May 3, 2012, in connection with the senior leadership transitions discussed under “Executive Officers” above, the Board approved an arrangement providing for the: (i) termination of the SERPs, and (ii) accelerated payment to Mr. Charman and Mr. Butt of the present value of the benefit amounts owed and payable under the SERPs, measured as of June 30, 2012. On July 11, 2012 and July 13, 2012, the Company, AXIS Specialty Limited and Codan Trust Company Limited entered into an addendum to the SERPs with Mr. Charman and Mr. Butt, respectively, to effect the foregoing. Pursuant to the terms of the addenda, Mr. Charman was paid the present value benefit amount of $13,846,268 and Mr. Butt was paid the present value benefit amount of $2,368,608, in each case in lieu of the future stream of payment set forth in the SERPs. None of our other named executive officers have entered into SERPs.

Severance Benefits:

Although we do not maintain a general severance plan for our named executive officers, each of our named executive officers has rights upon termination of his employment under his employment agreement. The terms and conditions of the separation benefits and payments are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our named executive officers’ job security, and it is to the benefit of AXIS and its shareholders to encourage the named executive officers to seek out beneficial business transactions and to remain with us through the closing of the transaction, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in the named executive officers’ agreements with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.

We provide named executive officers with benefits and severance payments if we terminate them without cause and in some cases if they voluntarily leave under certain circumstances. These benefits add a level of security to the named executive officer’s position. We believe that these benefits are needed to attract and retain talented executive officers in our industry. These provisions encourage individuals to move from more established firms in the industry to our firm, which has less history, and help attract individuals from outside of the industry to take a position in our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe that these benefits are needed to remain competitive as an employer. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the named executive officers to assign to us certain intellectual property rights, not to compete with us for a certain period of time after leaving, not to solicit our employees or customers after leaving and to maintain the confidentiality of our information. Moreover, providing termination payments allows us to obtain a release of claims from the named executive officer upon their departure from AXIS, which we consider a valuable benefit to us.

In connection with our 2012 senior leadership transitions, we made a separation payment to Mr. Butt and a termination payment to Mr. Charman. Please refer to “Employment and Other Agreements with Named Executive Officers” below for a description of these arrangements.

Other Compensation:

Because our business is global and we are headquartered in Bermuda, many of our named executive officers are required to relocate or to maintain a second residence or travel for business in order to work for us. To reduce the likelihood that this factor will prevent talented executive officers from joining AXIS, we provide reimbursements for a certain amount of personal travel for return trips home to named executive officers who work away from their home countries and, in some cases, housing allowances to help defray the cost of maintaining a second residence or working in multiple locations. We also pay for certain U.S. tax expenses for any non-U.S. resident, Bermuda-based employee who may be subject to incremental taxes as a result of travel to the U.S. for business purposes. These payments are designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. We also provide certain other perquisites and benefits, as well as the general health plan and other benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our named executive officers with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS.

Anti-Hedging Policy:

Our Insider Trading Policy prohibits the hedging, pledging or short-selling of AXIS securities by all executive officers and directors.

U.S. Tax Considerations:

Section 162(m) of the Internal Revenue Code of 1986, as amended (“the Internal Revenue Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers, although performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m). For AXIS, this rule has limited effect because our Company is headquartered in Bermuda and U.S. tax law only affects a portion of our income. Therefore, although we are aware of and consider the impact of this rule when developing and implementing our executive compensation program, compliance with the requirements of Section 162(m) requires a somewhat formulaic approach, and we believe that flexibility is more important in our compensation programs. Therefore, this has not been a driving factor in the operation of our executive compensation program.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Henry B. Smith, Chairman

Robert L. Friedman

Donald J. Greene

Christopher V. Greetham

Thomas C. Ramey

Summary Compensation Table

The following table sets forth compensation earned by (i) each individual who served as a Chief Executive Officer of AXIS in 2012, (ii) each individual who served as a Chief Financial Officer of AXIS in 2012, (iii) the other three most highly compensated executive officers for the year ended December 31, 2012 and (iv) one individual, Mr. Butt, who retired as an executive officer during the fiscal year. These individuals are referred to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)			Bonus ($)		Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (2)			All Other Compensation ($)			Total ($)
Albert A. Benchimol Chief Executive Officer, President and Director	2012 2011	$ $	1,032,038 857,500		$ $	385,000 —	$ $	18,863,225 3,529,000	$ $	1,925,000 —	$ $	— —		$ $	468,758 341,368	(4)	$ $	22,674,021 4,727,868

Michael A. Butt Chairman of the Board and Director	2012 2011 2010	$ $ $	254,099 750,000 850,000		$ $ $	— — 265,650	$ $ $	4,723,500 6,330,000 2,151,750	$ $ $	— — 1,593,750	$ $ $	— — —	(2)	$ $ $	3,547,429 391,503 433,608	(5)	$ $ $	8,525,028 7,471,503 5,294,758

John R. Charman Former Chief Executive Officer, President, Chairman and Director	2012 2011 2010	$ $ $	787,500 1,575,000 1,250,000		$ $ $	— — 937,500	$ $ $	4,251,150 4,021,600 2,725,550	$ $ $	— — 2,812,500	$ $ $	— 1,040,599 —	(3)	$ $ $	13,844,933 1,280,887 1,875,661	(6)	$ $ $	18,883,583 7,918,086 9,601,211

John W. Gressier Chief Executive Officer, AXIS Insurance	2012 2011 2010	$ $ $	910,000 910,000 880,000		$ $ $	112,500 — 550,000	$ $ $	1,653,225 1,828,000 1,147,600	$ $ $	1,137,500 — 1,650,000	$ $ $	— — —		$ $ $	493,361 696,488 548,542	(7)	$ $ $	4,306,586 3,434,488 4,776,142

Joseph C. Henry (8) Chief Financial Officer	2012		$285,577	(9)		$55,000		$487,050		$550,000		$—			$97,584	(9)		$1,475,211

John D. Nichols (8) Chief Executive Officer, AXIS Reinsurance	2012		$657,692	(9)		$75,000		$1,666,500		$1,125,000		$—			$25,000	(10)		$3,549,192

Dennis B. Reding Chief Operating Officer	2012 2011	$ $	780,000 780,000		$ $	244,000 —	$ $	1,771,313 3,656,000	$ $	975,000 —	$ $	— —		$ $	96,340 93,095	(11)	$ $	3,866,653 4,529,095

(1)	The grant date fair value of the awards is based on the closing price of our common stock on the NYSE on the date of the grant without taking into account estimated forfeitures. With respect to Mr. Benchimol, $8,605,000 of the indicated amount is subject to the achievement of certain performance conditions. The amount reported assumes that the outcome of the underlying performance conditions is considered probable.

(2)	The actuarial present value of Mr. Butt’s pension decreased by $2,671,711 between December 31, 2011 and December 31, 2012, due to the acceleration of all of his payments under the SERP in 2012. Please refer to “Pension Benefits for 2012” below for additional information regarding the acceleration of Mr. Butt’s SERP payments.

(3)	The actuarial present value of Mr. Charman’s pension decreased by $14,496,036 between December 31, 2011 and December 31, 2012, due to the acceleration of all of his payments under the SERP in 2012. Please refer to “Pension Benefits for 2012” below for additional information regarding the acceleration of Mr. Charman’s SERP payments.

(4)	The amount for Mr. Benchimol includes $300,000 in housing allowances, $76,563 in Company cash contributions in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan in which Mr. Benchimol is not eligible to participate due to changes to Section 457A of the Internal Revenue Code, and $25,000 in Company contributions under the AXIS Specialty U.S. Services, Inc. 401(k) Plan (the “AXIS 401(k) Plan”). The amount also includes $65,062 in personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. Additionally, the total amount also includes the Company’s cost for a gift Mr. Benchimol received in recognition of the Company’s 10-year anniversary.

(5)

The amount for Mr. Butt includes $3,204,674 in a separation payment in lieu of contractual amounts otherwise payable under his service agreement and $153,532 for payment of certain incremental U.S. tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. Additionally, the total amount also includes a housing allowance, Company contributions to the International Pension Plan, the cost to the Company for travel allowances related to a home leave benefit and the Company’s cost for a gift Mr. Butt received in recognition of the Company’s 10-year anniversary.

(6)	The amount for Mr. Charman includes $10,817,512 in contractual separation payments resulting from his termination without cause from his position as the Chairman of the Board of Directors on June 25, 2012. Fifty percent of the separation payment was paid in lump sum in July 2012, with the remaining fifty percent, plus $111,176 in interest, payable in lump sum on June 25, 2013. Additionally, the amount includes $2,520,159 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes personal use of aircraft that we lease. We calculate our incremental cost for personal use of corporate aircraft based on variable operating costs, including fuel costs, crew travel, hourly costs, landing fees and other miscellaneous variable costs. Fixed costs that do not change based on usage, such as the lease costs for the aircraft, are not included. On certain occasions, a family member or other guest may accompany the executive on a flight. Additionally, the total amount also includes a housing allowance, the costs to the Company for travel allowances related to a home leave benefit, Company contributions to the International Pension Plan and the Company’s cost for a gift Mr. Charman received in recognition of the Company’s 10-year anniversary.

(7)	The amount for Mr. Gressier includes $180,000 in housing allowances, $91,000 in Company contributions to the International Pension Plan, $125,280 for payment of certain incremental tax expenses incurred as a result of travel to the U.S. for business purposes, as approved by our Compensation Committee for all Bermuda-based employees. The payment of this incremental tax expense is designed to make whole our Bermuda-based non-U.S. citizen employees who, but for required business travel, would not otherwise have incurred an obligation for U.S. taxes. The amount also includes $94,948 in travel allowance relating to a home leave benefit and the Company’s cost for a gift Mr. Gressier received in recognition of the Company’s 10-year anniversary.

(8)	Messrs. Henry and Nichols joined AXIS on June 18, 2012 and April 2, 2012, respectively. The amounts reflect their respective salaries paid for the portions of the 2012 fiscal year that they were employed by AXIS.

(9)	The amount for Mr. Henry includes $46,400 in temporary housing expenses, $16,922 in Company contributions under the AXIS 401(k) Plan, and $34,262 in a tax gross-up related to the temporary housing expenses.

(10)	The amount for Mr. Nichols represents $25,000 in Company contributions under the AXIS 401(k) Plan.

(11)	The amount for Mr. Reding includes $66,875 in Company cash contributions in lieu of a Company contribution to the AXIS Specialty U.S. Services, Inc. Supplemental Retirement Plan in which Mr. Reding is no longer eligible to participate due to changes to Section 457A of the Internal Revenue Code and $25,000 in Company contributions under the AXIS 401(k) Plan. Additionally, the total amount also includes the cost to the Company for an annual executive medical examination and the Company’s cost for a gift Mr. Reding received in recognition of the Company’s 10-year anniversary.

Grants of Plan-Based Awards in 2012

The following table provides information on annual incentive payments and restricted stock awards granted in 2012 to each of our named executive officers.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (2)	Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares or Units (#)	Grant Date Fair Value of Stock & Option Awards ($)
Name	Grant Date (1)	Target ($)	Units (#)
Albert A. Benchimol	2/6/2012			52,500	$1,653,225	(3)
	5/3/2012			250,000	8,605,000	(4)
	5/3/2012		250,000		8,605,000	(5)
		$1,925,000
Michael A. Butt	2/6/2012			150,000	$4,723,500	(3)
John R. Charman	2/6/2012			135,000	$4,251,150	(3)
John W. Gressier	2/6/2012			52,500	$1,653,225	(3)
		$1,137,500
Joseph C. Henry	6/18/2012			15,000	$478,050	(6)
		$550,000
John D. Nichols	4/2/2012			50,000	$1,666,500	(7)
		$1,125,000
Dennis B. Reding	2/6/2012			56,250	$1,771,313	(3)
		$975,000

(1)	Effective date of grants of restricted stock under our 2007 LTEP, the terms of which are summarized in the narrative below and under “Compensation Discussion and Analysis—Long-Term Equity Compensation Plans.”

(2)	Amounts represent the annual target incentive bonus opportunity pursuant to each named executive officer’s employment agreement. There are no thresholds or maximums set forth in such agreements.

(3)	Amounts represent the grant date fair value of the restricted stock awards granted on February 6, 2012, which had a grant date fair value per share of $31.49. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(4)	Amounts represent the grant date fair value of the restricted stock award granted on May 3, 2012 in connection with the execution of Mr. Benchimol’s new employment agreement, but excludes amounts subject to performance conditions, as described in footnote 5. The grant date fair value per share is $34.42. The shares of restricted stock vest in three equal installments on the first, second and third anniversary of the grant date.

(5)	Amounts represent the grant date fair value of the restricted stock award, subject to performance conditions, granted on May 3, 2012 in connection with the execution of Mr. Benchimol’s new employment agreement, but excludes amounts subject to time-based vesting, as described in footnote 4. The grant date fair value per share is $34.42. The shares of restricted stock will vest on the third anniversary of the grant date, provided that certain performance conditions are satisfied. There is no threshold or maximum associated with this restricted stock award. The amount reported assumes that the outcome of the underlying performance condition is considered probable.

(6)	Amounts represent the grant date fair value of the restricted stock award granted on June 18, 2012 upon commencement of Mr. Henry’s employment with the Company, which had a grant date fair value per share of $31.87. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

(7)	Amounts represent the grant date fair value of the restricted stock award granted to Mr. Nichols on April 2, 2012 upon commencement of employment with the Company, which had a grant date fair value per share of $33.33. The restricted stock vests in four equal installments on the first, second, third and fourth anniversaries of the date of the grant.

Employment and Other Agreements with Named Executive Officers

Albert A. Benchimol

Under the terms of an employment agreement between Mr. Benchimol and the Company dated May 3, 2012, Mr. Benchimol serves as our Chief Executive Officer and President for a term of service to May 3, 2015, and is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of 175% of base salary should performance targets be met; (iii) participation in our 2007 LTEP; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 24 months from the date of termination.

Michael A. Butt

Under a service agreement dated December 15, 2003, as amended on May 12, 2006, September 19, 2008, May 6, 2009 and December 31, 2010, during 2012 Mr. Butt was entitled to: (i) an annual base salary of at least $750,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of no less than 125% of base salary should performance targets be met; (iii) participation in our 2007 LTEP; (iv) participation in any employee benefit plans generally made available to our executives; (v) reimbursement of first-class air fare for up to four personal trips per year for Mr. Butt or members of his family between Bermuda and Europe; and (vi) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

In connection with our 2012 senior leadership transitions, Mr. Butt retired as Chairman of the Board effective May 3, 2012. Accordingly, on May 3, 2012, the Company entered into a separation agreement with Mr. Butt, pursuant to which Mr. Butt received in lieu of contractual amounts otherwise payable under his service agreement: (i) a cash payment of $3,204,674; (ii) his vested accrued benefits pursuant to the terms of our pension plans; and (iii) vested and unvested benefits under our deferred compensation plan. Outstanding equity awards previously granted to Mr. Butt pursuant to our 2007 LTEP continue to vest as if no termination of employment or service had occurred. Mr. Butt’s unused 2012 flight benefits for personal use of Company aircraft continued until December 31, 2012.

Also on May 3, 2012, the Company entered into a consulting agreement with Mr. Butt. Under the consulting agreement, Mr. Butt will perform certain consulting services to the Company for a term of service to December 31, 2013. Under the consulting agreement, Mr. Butt did not receive a fee for 2012 consulting services but is entitled to an annual fee of $950,000 for the 2013 fiscal year. Mr. Butt also will be entitled to personal use of the Company aircraft at his own expense during the term of service, subject to aircraft availability at the Company’s discretion.

The consulting agreement also includes non-compete and non-solicitation provisions effective as of the date of the consulting agreement through December 31, 2014.

Mr. Butt was re-appointed as Chairman of the Board of Directors in June 2012 and he continues to serve in that position in his capacity as a non-management director.

John R. Charman

Under an employment agreement with Mr. Charman dated as of December 15, 2003, as amended on October 23, 2007, February 19, 2008, May 20, 2008 and December 31, 2010, during 2012 Mr. Charman was entitled to: (i) an annual base salary of at least $1,575,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of at least $1,875,000 should performance targets be met; (iii) participation in our 2007 LTEP; (iv) participation in any employee benefit plans generally made available to our executives; (v) reimbursement of first-class air fare for up to 14 personal trips per year for Mr. Charman or members of his family between London and Bermuda, Bermuda and New York, London and New York, Bermuda and Newark,

or London and Newark; (vi) $15,000 per month housing allowance for residence in Bermuda; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Also in connection with our 2012 senior leadership transitions, Mr. Charman’s employment agreement was further amended to reflect his new position as Chairman of the Board of Directors effective May 3, 2012. No additional changes were made to Mr. Charman’s employment agreement. Under the terms of the employment agreement, upon a termination without cause, in addition to the benefits generally provided to all executives, Mr. Charman was entitled to: (i) two years’ base salary; (ii) a separation bonus of at least two times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment; (iii) continued vesting and exercisability, as the case may be, for all unvested equity awards, in accordance with their vesting terms; and (iv) continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment.

In connection with the termination without cause of Mr. Charman’s employment agreement in June 2012, the Company expects to provide to Mr. Charman cash benefits totaling $10,817,512, 50% of which was paid in lump sum in July 2012, with the remaining 50%, with accrued interest, payable in lump sum on June 25, 2013, the first anniversary of the date of termination.

John W. Gressier

Under the terms of an employment agreement dated December 31, 2010, Mr. Gressier serves as the Chief Executive Officer of AXIS Insurance for a term of service to December 31, 2013 and is entitled to: (i) an annual base salary of no less than $910,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of 125% of base salary should performance targets be met; (iii) participation in the Company’s 2007 LTEP with an annual target grant of 35,000 restricted shares; (iv) a monthly housing allowance of $15,000 so long as he is on assignment in Bermuda; (v) reimbursement in an amount up to $110,000 per calendar year for return trips to the United Kingdom for Mr. Gressier or members of his family; (vi) participation in any employment benefit plans generally made available to our executives; and (vii) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Gressier’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 12-month notice period should Mr. Gressier desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Joseph C. Henry

Under the terms of an employment agreement dated May 16, 2012, Mr. Henry serves as our Chief Financial Officer for a term of service to December 31, 2014 and is entitled to: (i) an annual base salary of no less than $550,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of 100% of base salary should performance targets be met; (iii) participation in our 2007 LTEP with an initial annual target grant of 30,000 restricted shares; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement also provides for a 12-month notice period should Mr. Henry desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

John D. Nichols

Mr. Nichols serves as the Chief Executive Officer of AXIS Reinsurance under an employment agreement dated February 6, 2012 for a term of service to December 31, 2014 and is entitled to: (i) an annual base salary of no less than $900,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of 125% of base salary should performance targets be met; (iii) participation in our 2007 LTEP with an initial annual target grant of 35,000 restricted shares; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

The employment agreement also provides for a 12-month notice period should Mr. Nichols desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination

Dennis B. Reding

During 2012, Mr. Reding served as the Company’s Chief Operating Officer pursuant to an employment agreement dated December 31, 2010. Under the agreement, Mr. Reding was entitled to: (i) an annual base salary of at least $780,000; (ii) participation in our Annual Incentive Plan at an annual bonus target level of 125% of base salary should performance targets be met; (iii) participation in our 2007 LTEP with an annual target grant of 37,500 restricted shares; and (iv) participation in any employment benefit plans generally made available to our executives.

On December 27, 2012, we amended Mr. Reding’s employment agreement, effective January 1, 2013 for a term of service to December 31, 2015. Effective January 1, 2013, Mr. Reding is entitled to: (i) an annual base salary of no less than $500,000; (ii) participation in our Annual Incentive Plan at an incentive target of 100% of base salary should performance targets be met; (iii) participation in our 2007 LTEP in 2013 for 2012 performance with a target of 37,500 shares of restricted stock; (iv) commencing in 2014, eligibility for a bonus cash award in lieu of further equity awards for 2013, 2014 and 2015 performance, with an annual award target equal to the value of 18,500 shares of restricted stock at the time of the award, subject to the discretion of our Compensation Committee; (v) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.

Mr. Reding’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

The employment agreement also provides for a 120 day notice period should Mr. Reding desire to voluntarily terminate his employment with the Company and non-compete and non-solicitation provisions for a period of 12 months from the date of termination.

Long-Term Equity Compensation

2007 Long-Term Equity Compensation Plan

In 2007, our Board adopted and our shareholders approved the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan, or “2007 LTEP”. The 2007 LTEP was also amended with shareholder approval in 2012. The 2007 LTEP provides for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards to our employees, directors and consultants. The Compensation Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. During 2012, only restricted stock was awarded under the 2007 LTEP to our named executive officers.

Restricted stock awards represent a grant of shares of our common stock, subject to restrictions on transfer of the shares, any other restrictions the Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. Other than a single award of restricted stock to Mr. Benchimol, our Chief Executive Officer and President, that included performance vesting provisions, all of the restricted stock granted during 2012 vests (and the restrictions lapse) in four equal installments on the first, second, third and fourth anniversaries of the date of grant. Vesting is fully accelerated upon the death or permanent disability of the participant or a change in control, as described below in the section entitled “Potential Payments Upon Termination or Change in Control.” Holders of restricted stock receive accumulated dividends paid with respect to the underlying shares only upon vesting.

In September 2010, the Compensation Committee approved revised forms of award agreements for use by the Company for awards of restricted stock and restricted stock units made on and after January 1, 2011. Under the revised award agreements, awards continue to vest in four equal installments on the first, second, third and fourth anniversaries of the grant date. The awards also vest automatically upon the awardee’s death or permanent disability. Additionally, the “single trigger” change of control provision was replaced with a “double trigger” vesting provision under which awards will automatically vest upon a change of control only if an awardee’s employment is subsequently terminated: (i) by the Company without cause; or (ii) by the awardee with good reason, in each case within 24 months of the change of control.

Annual Incentive Plan

We fund annual incentive payments, under our Annual Incentive Plan, to provide performance-based cash annual bonuses for our employees. For a full description of the funding for our Annual Incentive Plan in 2012, see “Compensation Discussion and Analysis—2012 Performance—Annual Incentive Plan” above.

Retirement Benefits

Our named executive officers participate in our International Pension Plan and our U.S. 401(k) Plan. Messrs. Charman, Butt and Gressier participated in our International Pension Plan during 2012 and Messrs. Benchimol, Henry, Nichols and Reding participated in the AXIS 401(k) Plan during 2012.

The International Pension Plan permits employees to make contributions to their own accounts in the plan, and requires us to contribute an amount equal to at least 10% of each participant’s base salary each year, reduced by any amounts that we are required to contribute to another plan, although we may contribute more in our discretion. For 2012, we contributed an amount equal to 10% of base salary to the International Pension Plan for our named executive officers. Our contributions to the International Pension Plan vest fully after the employee has been in the plan for two years. Benefits are paid after termination of employment or upon death or disability either in cash or by transfer to another retirement plan or retirement product.

In the United States, we maintain the AXIS 401(k) Plan, under which employees may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2012, we made matching contributions equal to 100% of each employee’s contributions, subject to a maximum match of 4% of eligible earnings. We also made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $250,000 of each named executive officer’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. Named executive officers are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting in the plan after four years of service. Benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59-1/2.

In addition, we provide non-tax-qualified retirement programs to eligible employees, including our named executive officers, as described in detail below under the Pension Benefits Table and the Nonqualified Deferred Compensation Table.

Additional Benefits

Each of our named executive officers are encouraged to participate in our Executive Health Examination Program which entitled each of them to have a physical examination in 2012. We pay the full cost of the physical examination plus any travel-related expenses. In 2012, Mr. Reding completed a physical examination. Amounts reimbursed to Mr. Reding are included in the 2012 “All Other Compensation” column of the Summary Compensation Table.

In 2005, our Compensation Committee adopted a formal practice permitting personal use of corporate aircraft by certain of our executive officers. Mr. Benchimol is currently our only executive eligible for personal usage of the aircraft and his employment contract provides for up to 30 hours of personal usage per calendar year. During 2012, Mr. Butt was eligible to use the corporate aircraft for up to 12 personal trips per year and Mr. Charman was eligible to use the corporate aircraft for up to 24 trips per year, subject to a cap of $75,000 for Mr. Butt and $150,000 for Mr. Charman.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2012.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Un-exercised Options (#) Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Albert A. Benchimol	—	$—	—	377,500	(3)	$13,076,600	250,000	(4)	$8,660,000

Michael A. Butt	55,000	$29.62	1/1/2014	330,000	(5)	$11,431,200
	55,000	$28.02	1/12/2015

John R. Charman	—	$—	—	454,167	(6)	$15,732,345

John W. Gressier	40,000	$29.62	1/1/2014	117,500	(7)	$4,070,200
	40,000	$28.02	1/12/2015

Joseph C. Henry	—	$—	—	15,000	(8)	$519,600

John D. Nichols	—	$—	—	50,000	(9)	$1,732,000

Dennis B. Reding	40,000	$29.62	1/1/2014	165,625	(10)	$5,737,250
	55,000	$28.02	1/12/2015

(1)	All option awards were granted pursuant to the 2003 Long-Term Equity Compensation Plan (the “2003 LTEP”). As a result of the approval of the 2007 LTEP, option awards are no longer made under the 2003 LTEP. All option awards vested in three equal installments on the first, second, and third anniversaries of the date of grant.

(2)	The market value is based on the closing price of our common stock on December 31, 2012 which was $34.64.

(3)	Mr. Benchimol’s 377,500 shares vest as follows:

- 25,000 shares vested on January 17, 2013,

- 13,125 shares vested on February 6, 2013,

- 83,333 shares will vest on May 3, 2013,

- 25,000 shares will vest on January 17, 2014,

- 13,125 shares will vest on February 6, 2014,

- 83,333 shares will vest on May 3, 2014,

- 25,000 shares will vest on January 17, 2015,

- 13,125 shares will vest on February 6, 2015,

- 83,334 shares will vest on May 3, 2015, and

- 13,125 shares will vest on February 6, 2016.

(4)	Mr. Benchimol’s 250,000 shares vest as follows:

- 250,000 shares will vest on May 3, 2015 (provided that certain performance conditions are satisfied). There is no threshold or maximum associated with this restricted stock award. The market amount reported assumes that the outcome of the underlying performance condition is considered probable.

(5)	Mr. Butt’s 330,000 shares vest as follows:

- 25,000 shares vested on January 1, 2013,

- 37,500 shares vested on February 6, 2013,

- 18,750 shares vested on February 7, 2013,

- 18,750 shares vested on February 8, 2013,

- 11,250 shares vested on February 9, 2013,

- 25,000 shares will vest on January 1, 2014,

- 37,500 shares will vest on February 6, 2014,

- 18,750 shares will vest on February 7, 2014,

- 18,750 shares will vest on February 8, 2014.

- 25,000 shares will vest on January 1, 2015,

- 37,500 shares will vest on February 6, 2015,

- 18,750 shares will vest on February 7, 2015 and

- 37,500 shares will vest on February 6, 2016.

(6)	Mr. Charman’s 454,167 shares vest as follows:

- 166,667 shares vested on January 1, 2013,

- 33,750   shares vested on February 6, 2013,

- 27,500   shares vested on February 7, 2013,

- 23,750   shares vested on February 8, 2013,

- 22,500   shares vested on February 9, 2013,

- 33,750   shares will vest on February 6, 2014,

- 27,500   shares will vest on February 7, 2014,

- 23,750   shares will vest on February 8, 2014,

- 33,750   shares will vest on February 6, 2015,

- 27,500   shares will vest on February 7, 2015, and

- 33,750   shares will vest on February 8, 2016.

(7)	Mr. Gressier’s 117,500 shares vest as follows:

- 13,125 shares vested on February 6, 2013,

- 12,500 shares vested on February 7, 2013,

- 10,000 shares vested on February 8, 2013,

- 7,500   shares vested on February 9, 2013,

- 13,125 shares will vest on February 6, 2014,

- 12,500 shares will vest on February 7, 2014,

- 10,000 shares will vest on February 8, 2014,

- 13,125 shares will vest on February 6, 2015,

- 12,500 shares will vest on February 7, 2015, and

- 13,125 shares will vest on February 6, 2016.

(8)	Mr. Henry’s 15,000 shares vest as follows:

- 3,750 shares will vest on June 18, 2013,

- 3,750 shares will vest on June 18, 2014,

- 3,750 shares will vest on June 18, 2015, and

- 3,750 shares will vest on June 18, 2016.

(9)	Mr. Nichols’s 50,000 shares vest as follows:

- 12,500 shares vested on April 2, 2013,

- 12,500 shares will vest on April 2, 2014,

- 12,500 shares will vest on April 2, 2015, and

- 12,500 shares will vest on April 2, 2016.

(10)	Mr. Reding’s 165,625 shares vest as follows:

- 14,062 shares vested on February 6, 2013,

- 25,000 shares vested on February 7, 2013,

- 12,500 shares vested on February 8, 2013,

- 9,375   shares vested on February 9, 2013,

- 14,063 shares will vest on February 6, 2014,

- 25,000 shares will vest on February 7, 2014,

- 12,500 shares will vest on February 8, 2014,

- 14,062 shares will vest on February 6, 2015,

- 25,000 shares will vest on February 7, 2015, and

- 14,063 shares will vest on February 6, 2016.

Option Exercises and Stock Vested in 2012

The following table sets forth information regarding the amounts received by our named executive officers as a result of the exercise of stock options and vesting of restricted stock held by our named executive officers during the 2012 fiscal year.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Albert A. Benchimol	—	$—		25,000	(4)	$779,250
Michael A. Butt	120,000	$2,510,800	(1)	73,750	(5)	$2,388,738
John R. Charman	460,000	$5,092,200	(2)	240,417	(6)	$7,733,652
John W. Gressier	—	$—		30,000	(7)	$978,425
Joseph C. Henry	—	$—		—		$—
John D. Nichols	—	$—		—		$—
Dennis B. Reding	35,000	$707,842	(3)	46,875	(8)	$1,527,531

(1)	Mr. Butt completed a cashless exercise of 80,000 stock options on August 14, 2012 with an exercise price of $12.65 and a fair market value of $34.19. After deducting shares to cover the cost of the option exercise and related broker fees, Mr. Butt acquired 50,401 common shares. He also completed a second cashless exercise of 40,000 stock options on August 14, 2012 with an exercise price of $14.50 and a fair market value of $34.19. After deducting shares to cover the cost of the option exercise and related broker fees, Mr. Butt acquired 23,036 common shares.

(2)	Mr. Charman completed a cashless exercise of 200,000 stock options on July 12, 2012 with an exercise price of $14.50 at a fair market value of $32.98. After deducting shares to cover the cost of the option exercise and related broker fees, Mr. Charman acquired 112,068 common shares. He also completed two additional cashless exercises of 130,000 stock options each on August 14, 2012 with exercise prices of $29.62 and $28.02. The two additional cashless exercises both had a fair market value of $34.19. After deducting shares to cover the cost of the option exercise and related broker fees, Mr. Charman acquired 40,837 common shares for these two additional cashless exercises.

(3)	Mr. Reding exercised 35,000 stock options on August 16, 2012 with an exercise price of $13.45 and a fair market value of $33.68.

(4)	Total shares vested for Mr. Benchimol consist of:

- 25,000 on January 17, 2012 based on the closing price of our common stock on January 17, 2012 of $31.17.

(5)	Total shares vested for Mr. Butt consist of:

- 25,000 on January 1, 2012 based on the closing price of our common stock on December 30, 2011 of $31.96.

- 18,750 on February 7, 2012 based on the closing price of our common stock on February 7, 2012 of $32.48.

- 18,750 on February 8, 2012 based on the closing price of our common stock on February 8, 2012 of $32.56.

- 11,250 on February 9, 2012 based on the closing price of our common stock on February 9, 2012 of $32.91.

(6)	Total shares vested for Mr. Charman consist of:

- 166,667 on January 1, 2012 based on the closing price of our common stock on December 30, 2011 of $31.96.

- 27,500 on February 7, 2012 based on the closing price of our common stock on February 7, 2012 of $32.48.

- 23,750 on February 8, 2012 based on the closing price of our common stock on February 8, 2012 of $32.56.

- 22,500 on February 9, 2012 based on the closing price of our common stock on February 9, 2012 of $32.91.

(7)	Total shares vested for Mr. Gressier consist of:

- 12,500 on February 7, 2012 based on the closing price of our common stock on February 7, 2012 of $32.48.

- 10,000 on February 8, 2012 based on the closing price of our common stock on February 8, 2012 of $32.56.

- 7,500 on February 9, 2012 based on the closing price of our common stock on February 9, 2012 of $32.91.

(8)	Total shares vested for Mr. Reding consist of:

- 25,000 on February 7, 2012 based on the closing price of our common stock on February 7, 2012 of $32.48.

- 12,500 on February 8, 2012 based on the closing price of our common stock on February 8, 2012 of $32.56.

- 9,375 on February 9, 2012 based on the closing price of our common stock on February 9, 2012 of $32.91.

Pension Benefits for 2012

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Albert A. Benchimol	n/a	n/a	$—	$—

Michael A. Butt	Supplemental Executive Retirement Agreement between AXIS Specialty Limited and Mr. Butt dated January 1, 2004, as amended and restated May 8, 2008 and as amended September 2008 and July 13, 2012.	n/a	$—	$2,368,608

John R. Charman	Supplemental Executive Retirement Agreement between AXIS Specialty Limited and Mr. Charman dated January 1, 2004, as amended and restated May 8, 2008 and as amended July 11, 2012.	n/a	$—	$13,846,268
John W. Gressier	n/a	n/a	$—	$—
Joseph C. Henry	n/a	n/a	$—	$—
John D. Nichols	n/a	n/a	$—	$—
Dennis B. Reding	n/a	n/a	$—	$—

Messrs. Charman and Butt and the Company’s subsidiary AXIS Specialty Limited, previously entered into supplemental executive retirement plans, or “SERPs”, each dated January 1, 2004, as amended and restated in May 2008 and, in the case of Mr. Butt, further amended in September 2008. The SERP with Mr. Butt provided for annual payments to Mr. Butt for a period of ten years beginning in 2010, while the SERP with Mr. Charman required the Company to make annual payments to Mr. Charman beginning in 2009 for a period of 20 years. On May 3, 2012, the Board approved an arrangement providing for the: (i) termination of the SERPs, and (ii) accelerated payment to Mr. Butt and Mr. Charman of the present value of the benefit amounts owed and payable under the SERPs, measured as of June 30, 2012. On July 11, 2012 and July 13, 2012, the Company, AXIS Specialty Limited and Codan Trust Company Limited entered into an addendum to the SERPs with Mr. Charman and Mr. Butt, respectively, to effect the foregoing. Pursuant to the terms of the addenda, Mr. Charman was paid the present value benefit amount of $13,846,268 and Mr. Butt was paid the present value benefit amount of $2,368,608, in each case in lieu of the future stream of payments set forth in the SERPs.

Nonqualified Deferred Compensation for 2012

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)(3)
Albert A. Benchimol	$—	$—	$—	$—	$—
Michael A. Butt	$—	$25,410	$37,922	$812,494	$—
John R. Charman	$78,750	$78,750	$132,134	$1,877,597	$—
John W. Gressier	$—	$91,000	$95	$—	$450,074
Joseph C. Henry	$—	$—	$—	$—	$—
John D. Nichols	$—	$—	$—	$—	$—
Dennis B. Reding	$—	$—	$60,985	$—	$747,479

(1)	These amounts include contributions and/or balances in the International Plan for Messrs. Butt, Charman and Gressier and the U.S. Supplemental Plan for Mr. Reding. Effective January 1, 2009, Mr. Reding was no longer eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A; however, he still maintains a plan balance. Messrs. Benchimol, Henry and Nichols have never been eligible to participate in the U.S. Supplemental Plan due to IRS regulation 457A.

(2)	Messrs. Butt and Charman received a distribution from the International Plan during 2012 after their employment with the Company ended and therefore do not maintain any balance in an AXIS Nonqualified Deferred Compensation Plan.

(3)	Includes the following amounts that have been reported in “All Other Compensation” column of the Summary Compensation Table for 2012 and previous years.

Name	2012	Previous Years
Albert A. Benchimol	$—	$—
Michael A. Butt	$25,410	$500,000
John R. Charman	$78,750	$782,500
John W. Gressier	$91,000	$443,615
Joseph C. Henry	$—	$—
John D. Nichols	$—	$—
Dennis B. Reding	$—	$—

In the United States, we maintain the U.S. Supplemental Plan. The U.S. Supplemental Plan is designed to permit eligible employees to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan, to make additional deferrals from their bonus payments of up to 100% of their bonus, and to receive discretionary employer contributions. Each year, we make a discretionary contribution to all participants in the U.S. Supplemental Plan expressed as a percentage of the participant’s base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan. For 2012, no named executive officer was eligible for participation in the U.S. Supplemental Plan.

Each named executive officer’s own contributions under the U.S. Supplemental Plan are always fully vested. Our contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service is completed. The named executive officer’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and 10 years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.

Internationally, we maintain the International Pension Plan. Messrs. Charman, Butt and Gressier participated in the International Pension Plan during 2012. The International Pension Plan is discussed in more detail in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table above.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of AXIS or following termination of employment or upon the named executive officer’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any named executive officer participating in those plans. We then describe specific benefits to which each named executive officer is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2012.

2007 Long-Term Equity Compensation Plan

Under the 2007 LTEP, as described above in the narrative to the Summary Compensation Table and the Grants of Plan-Based Awards in 2012 Table, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement or other agreement and unless provision is made in connection with the change of control for the assumption of awards previously granted or substitution for such awards of new awards covering stock of a successor corporation, executive officers receive the following benefits:

(1) options and stock appreciation rights become immediately exercisable, and remain exercisable throughout their entire term, unless exercised, cashed out, or replaced;

(2) performance units are paid out as if the date of the change in control were the last day of the applicable performance period and “target performance levels” had been attained; and

(3) all other outstanding awards will automatically be deemed exercisable and vested and all restrictions and forfeiture provisions related to the awards will lapse.

Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change of control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause; or (b) by the awardee with good reason, in each case within 24 months of the change of control.

Under the 2007 LTEP and each of our named executive officers’ employment agreements, a “change in control” occurs if:

(1) a person, company, government, or political subdivision, agency, or instrumentality of a government becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, except for: (a) any acquisition directly from us, (b) any acquisition by us, (c) any acquisition by one of our employee benefit plans, or (d) any acquisition that complies with clauses (a), (b) and (c) of paragraph (3) below;

(2) our Board is no longer composed of a majority of individuals who were either members as of the date the 2003 Long-Term Equity Compensation Plan was adopted, or whose election or nomination for election was approved by a majority of the directors then comprising the incumbent Board;

(3) a merger, sale of substantially all of the assets or other similar transaction occurs between us and another person, company, government, or political subdivision, agency, or instrumentality of a government, unless, following the transaction, (a) substantially all of the beneficial owners of our voting securities immediately before the transaction beneficially own more than 50% of the combined voting power of the successor entity, in substantially the same proportions as their ownership of our voting securities immediately prior to the transaction; (b) no person, company, government, or political subdivision, agency, or instrumentality of a government (excluding the successor entity) beneficially owns 50% or more of the outstanding shares of our common stock or the combined voting power of the successor entity, or owns all or substantially all of our assets, except to the extent that such ownership existed with respect to us before the transaction; and (c) at least a majority of the members of the board of directors of the successor entity or person that owns all or substantially all of our assets as a result of the transaction were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or

(4) our shareholders approve a complete liquidation or dissolution of AXIS Capital Holdings Limited, or the sale or other disposition of all or substantially all of our assets.

Mr. Benchimol

In addition to the benefits described above for all executive officers, Mr. Benchimol is entitled to additional benefits under his employment agreement dated May 3, 2012 upon termination of his employment.

Mr. Benchimol’s employment will automatically terminate upon his death, and we may terminate Mr. Benchimol’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate Mr. Benchimol’s employment without cause upon twelve months’ notice. Mr. Benchimol may terminate his employment upon at least twelve months’ notice to us. In addition, Mr. Benchimol’s employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate Mr. Benchimol’s employment for cause upon Mr. Benchimol’s:

(1) material breach of the terms of his employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreement, Mr. Benchimol may terminate his employment for good reason if (i) (A) the scope of his position, authority or duties is materially adversely changed, (B) his compensation is not paid or his base salary or his target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits, (C) he is required to relocate to a place outside of Bermuda, (D) he is assigned duties that are materially inconsistent with his position with the Company, (E) he is required to report to any person or entity other than the Board, or (F) the Company fails to offer him continuing employment on terms no less favorable than set forth in the agreement at least six months before the end of the employment term; (ii) he gives the Company written notice of his intent to terminate his employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) he terminates his employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that Mr. Benchimol’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

In addition, in the event that Mr. Benchimol’s employment is terminated due to death or disability, then his beneficiary or he will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock or restricted stock units held by Mr. Benchimol pursuant to our 2007 LTEP shall immediately vest.

In the event that Mr. Benchimol’s employment is terminated by the Company without cause or by Mr. Benchimol with good reason, then he will be entitled to: (i) a lump sum amount equal to two year’s base salary; (ii) an amount equal to two times the higher of (A) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (B) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock and restricted stock units, including those subject to performance conditions, held by Mr. Benchimol pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

In the event that Mr. Benchimol’s employment is terminated by the Company without cause or by Mr. Benchimol with good reason, in each case within 24 months following a change in control, then he will be entitled to: (i) a lump sum amount equal to two year’s base salary; (ii) an amount equal to three times the higher of (A) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (B) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iv) continued payment by the Company of COBRA premiums in order to continue his coverage pursuant to COBRA and the applicable insurance policies up and until the earlier of: (a) 12 months from the date of termination, or (b) the date upon which he ceases to be eligible for COBRA continuation coverage under applicable law and the terms of the applicable policies; and (v) all outstanding and unvested restricted shares of the Company’s common stock and restricted stock units held by Mr. Benchimol pursuant to the 2007 LTEP shall immediately vest upon the termination.

Under the employment agreement, Mr. Benchimol is required to execute a general release and waiver of claims against us and to resign from all of his positions upon termination of his employment for any reason. Mr. Benchimol is subject to non-competition provisions for a period of twenty-four months after termination of employment, non-solicitation of our employees and customers for a period of twenty-four months after termination of employment and ongoing confidentiality requirements.

The following table sets forth the termination and/or change in control benefits payable to Mr. Benchimol under the benefits applicable to all executive officers as well as under Mr. Benchimol’s employment agreement, assuming termination of employment on December 31, 2012. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$1,100,000	$2,200,000	$2,200,000
Separation Bonus	$1,925,000	$5,775,000	$7,700,000
Value of Equity Awards(1)	$21,736,000	$21,736,600	$21,736,600
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$22,172	$22,172

(1)

Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by Mr. Benchimol for good reason. In the case of Mr. Benchimol’s termination for good reason after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. Aggregate value of unvested restricted stock calculated at a price of $34.64, the closing price of our common stock on December 31, 2012.

(2)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

Mr. Butt

On May 3, 2012, the Company entered into a separation agreement with Mr. Butt in connection with his retirement as an officer of the Company, pursuant to which Mr. Butt received, in lieu of contractual amounts otherwise payable under his employment agreement with the Company: (i) a cash payment of $3,204,674; and (ii) his vested accrued benefits pursuant to the terms of the Company’s pension plans. Unvested restricted stock awards previously granted to Mr. Butt continue to vest as if no termination of employment or service had occurred. Mr. Butt’s unused 2012 flight benefits for personal use of Company aircraft continued up and until December 31, 2012. Mr. Butt executed a general release and waiver as a condition of receiving the benefits provided for in his separation agreement. The separation agreement requires compliance with general confidentiality, non-competition and non-solicitation provisions and other restrictive covenants. Mr. Butt continues to serve as the Chairman of the Board of Directors in his capacity as a non-management director.

Mr. Charman

On June 25, 2012, Mr. Charman was terminated from his position as Chairman of the Board of directors of the Company. Under the terms of Mr. Charman’s employment agreement, upon a termination without cause, in addition to the benefits described above for all executive officers, Mr. Charman was entitled to:

(1) two years’ base salary ($3,150,000);

(2) a separation bonus of at least two times (a) $1,250,000 or (b) Mr. Charman’s highest annual bonus for any of the three years immediately preceding his termination of employment ($7,500,000);

(3) continued vesting and exercisability, as the case may be, for all unvested equity awards, including any restricted shares or stock options, in accordance with their vesting terms; and

(4) continued coverage for one year under all employee benefit programs he was participating in immediately before the date of his termination, offset by any coverage provided to Mr. Charman in connection with subsequent employment (approximately $167,512).

Accordingly, the Company expects to provide to Mr. Charman cash benefits totaling $10,817,512, 50% of which was payable in lump sum promptly following the termination date, with the remaining 50%, with accrued interest, payable in lump sum on the first anniversary of the date of termination.

Messrs. Gressier, Henry, Nichols and Reding

In addition to the benefits described above for all executive officers, Messrs. Gressier, Henry, Nichols and Reding, who are referred to collectively as the “Executives” for purposes of this summary, are entitled to additional benefits under their respective employment agreements upon termination of their employment.

In particular, the Executives’ employment will automatically terminate upon their death, and we may terminate the Executives’ employment as a result of their disability if they are unable to work for 181 days in any 12-month period due to illness or injury. We also may terminate the Executives’ employment without cause upon 30 days’ notice. The Executives may terminate their employment upon at least twelve months’ notice to us, except for Mr. Reding, whose notice period to us is 120 days. In addition, the Executives’ employment may be terminated as a result of either party declining to extend the term of the agreement.

Under the employment agreement, we may terminate the Executives’ employment for cause upon their:

(1) material breach of the terms of their employment;

(2) conviction for a felony or commission of any act which would rise to the level of a felony;

(3) commission of a lesser crime or offense that materially harms or could harm our business or reputation;

(4) willful violation of our specific directives;

(5) commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;

(6) willful failure to perform a substantial part of his duties; or

(7) breach of fiduciary duty.

Under the employment agreements, the Executives may terminate their employment for good reason if: (i) (A) the scope of their position, authority or duties is materially adversely changed, (B) their compensation is not paid or their base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in their employee benefits, (C) they are required to relocate away from their current place of employment, (D) they are assigned duties that are materially inconsistent with their position with the Company, or (E) their immediate reporting relationships are changed; (ii) they give the Company written notice of their intent to terminate their employment as a result of such event within thirty (30) days of such event occurring; (iii) the Company does not make the necessary corrections within thirty (30) days of receipt of such written notice; and (iv) they terminate their employment no later than ten (10) days following the end of such thirty (30) day period.

In the event that the Executives’ employment is terminated for any reason, they are entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination and any unpaid housing allowance, if applicable, accrued to the date of termination.

In addition, in the event that the Executives’ employment is terminated due to death or disability, then their beneficiaries or they will be paid a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurred, and all outstanding and unvested restricted shares of the Company’s common stock held by them pursuant to the 2007 LTEP shall immediately vest.

In the event that the Executives’ employment is terminated by the Company without cause or by them with good reason, they will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12 month period, or less in the event that they become eligible for other group health care coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by the Executives pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

In the event that the Executives’ employment is terminated by the Company without cause or by the Executives with good reason, in each case within 24 months following a change in control, then they will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to two times the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs; (iii) a pro-rata portion of the annual bonus that they would have been entitled to receive for the calendar year in which their termination occurs, (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12 month period, or less in the event that they become eligible for other group health care coverage; and (v) all outstanding and unvested restricted shares of the Company’s common stock held by the Executives pursuant to the 2007 LTEP shall immediately vest upon the termination.

Under the employment agreements, the Executives are required to execute a general release and waiver of claims against us and to resign from their positions upon termination of their employment for any reason. The Executives are subject to non-competition provisions for a period of twelve months after termination of employment, non-solicitation of our employees and customers for a period of twelve months after termination of employment and ongoing confidentiality requirements.

Mr. Gressier

Mr. Gressier’s employment agreement contains an additional provision related to non-renewal. Specifically, if, upon the expiration of the January 1, 2011-December 31, 2013 term of Mr. Gressier’s employment agreement, the Company does not offer Mr. Gressier a written agreement for the period January 1, 2014 through December 31, 2014 on terms and conditions at least as favorable as specified in the agreement, the following will be provided to him upon any termination of his employment, other than for Cause, that occurs prior to January 31, 2014: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to his target annual bonus for the calendar year 2013; (iii) reimbursement for premiums paid for continuing medical coverage at the level comparable to the coverage provided during his employment, for the period ending on the earlier of (a) the last day of the 12-month period beginning on his last day of employment, or (b) the date on which he becomes eligible for other group health coverage; and (iv) all outstanding and unvested restricted shares of the Company’s common stock held by Mr. Gressier pursuant to the 2007 LTEP shall continue to vest on the applicable dates set forth in the applicable award agreements granting such restricted shares.

The following table sets forth the termination and/or change in control benefits payable to Mr. Gressier under the benefits applicable to all executive officers as well as under Mr. Gressier’s employment agreement, assuming termination of employment on December 31, 2012. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$910,000	$910,000
Separation Bonus	$1,137,500	$2,275,000	$3,412,500
Value of Equity Awards(1)	$4,070,200	$4,070,200	$4,070,200
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$21,630	$21,630

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by Mr. Gressier for good reason. In the case of Mr. Gressier’s termination for specified reason after a change in control, unvested equity awards immediately vest. Aggregate value of unvested restricted stock calculated at a price of $34.64, the closing price of our common stock on December 31, 2012.

(2)	Value of continued coverage under medical, dental, vision assumes the Company pays for individual policy with comparable coverage to the Company’s group plan. Value in table represents the amount the Company currently pays for Mr. Gressier as of December 31, 2012 under our group plan.

Mr. Henry

The following table sets forth the termination and/or change in control benefits payable to Mr. Henry under the benefits applicable to all executive officers as well as under Mr. Henry’s employment agreement, assuming termination of employment on December 31, 2012. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$550,000	$550,000
Separation Bonus	$550,000	$1,100,000	$1,650,000
Value of Equity Awards(1)	$519,600	$519,600	$519,600
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$15,316	$15,316

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause. In the case of Mr. Henry’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $34.64, the closing price of our common stock on December 31, 2012.

(2)	Value of continued coverage under medical, dental, vision assumes the Company pays for individual policy with comparable coverage to the Company’s group plan. Value in table represents the amount the Company currently pays for Mr. Henry as of December 31, 2012 under our group plan.

Mr. Nichols

The following table sets forth the termination and/or change in control benefits payable to Mr. Nichols under the benefits applicable to all executive officers as well as under Mr. Nichols’s employment agreement, assuming termination of employment on December 31, 2012. With the exception of insured benefits, all termination payments will be made by us.

Executive Benefits and Payments	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$900,000	$900,000
Separation Bonus	$1,125,000	$2,250,000	$3,375,000
Value of Equity Awards(1)	$1,732,000	$1,732,000	$1,732,000
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$22,123	$22,123

(1)

Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause. In the case of Mr. Nichols’s termination for specified reason after a change in control, unvested equity awards accelerate unless the successor company assumes or issues replacement awards. Aggregate value of unvested restricted stock calculated at a price of $34.64, the closing price of our common stock on December 31, 2012.

(2)	Value of continued coverage under medical, dental, vision assumes the Company pays for individual policy with comparable coverage to the Company’s group plan. Value in table represents the amount the Company currently pays for Mr. Nichols as of December 31, 2012 under our group plan.

Mr. Reding

The following table sets forth the termination and/or change in control benefits payable to Mr. Reding under the benefits applicable to all executive officers as well as under Mr. Reding’s employment agreement dated December 31, 2010, assuming termination of employment on December 31, 2012. With the exception of insured benefits, all payments will be made by us. As described above, Mr. Reding’s employment agreement was amended December 27, 2012, effective January 1, 2013. The table below does not reflect the benefits payable to Mr. Reding under his amended agreement. Please refer to the narrative above for a description of the benefits payable to Mr. Reding upon his termination under his current employment agreement, as amended.

Executive Benefits and Payments	Death or Disability	Executive Termination for Good Reason or Company Termination Without Cause (pre-Change in Control)	Executive Termination for Good Reason or Company Termination in Connection with Change in Control
Compensation:
Base Pay	$—	$780,000	$780,000
Separation Bonus	$975,000	$1,950,000	$2,925,000
Value of Equity Awards(1)	$5,737,250	$5,737,250	$5,737,250
Benefits and Perquisites:
Medical, Dental, Vision(2)	$—	$15,316	$15,316

(1)	Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by Mr. Reding for good reason. In the case of Mr. Reding’s termination for specified reason after a change in control, unvested equity awards immediately vest. Aggregate value of unvested restricted stock calculated at a price of $34.64, the closing price of our common stock on December 31, 2012.

(2)	Value of continued coverage under medical, dental, vision assumes the Company is paying full cost of COBRA premiums for one year.

2012 DIRECTOR COMPENSATION

The table below sets forth information regarding compensation earned by our non-management directors in 2012.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
Geoffrey Bell	$221,000	(5)	$—	$221,000
Jane Boisseau	$11,333	(2)	$—	$11,333
Michael Butt	$—	(3)	$—	$—
John R. Charman	$36,333	(4)	$—	$36,333
Charles A. Davis	$217,500	(5)	$—	$217,500
Robert L. Friedman	$109,000	(6)	$100,000	$209,000
Donald J. Greene	$260,000	(5)	$—	$260,000
Christopher V. Greetham	$165,500	(7)	$100,000	$265,500
Maurice A. Keane	$180,500	(7)	$100,000	$280,500
Sir Andrew Large	$225,000	(5)	$—	$225,000
Cheryl-Ann Lister	$121,000		$100,000	$221,000
Thomas C. Ramey	$151,000		$100,000	$251,000
Henry B. Smith	$198,000	(7)	$100,000	$298,000
Wilhelm Zeller	$119,500		$100,000	$219,500

(1)	Each non-management director is entitled to an annual grant of common stock, valued at $100,000, based on the fair market value of our common stock on the tenth business day in January of the applicable year. Members of the Board who become participants after January 1 of any year are not entitled to any equity compensation (or cash compensation in lieu thereof) until January 1 of the following year.

(2)	Ms. Boisseau joined the Board effective December 4, 2012 and her compensation reflects a proration of the annual retainer and payment for attendance at the December Board and Committee meetings.

(3)	Mr. Butt did not receive fees for 2012 service as a director. A description of payments made to Mr. Butt pursuant to his separation agreement is included under “Grants of Plan-Based Awards in 2012—Employment and Other Agreements with Named Executive Officers.”

(4)	Mr. Charman resigned from the Board effective September 20, 2012. His compensation reflects a proration of the 2012 annual retainer and meeting fees.

(5)	Includes $100,000 in cash paid to Messrs. Bell, Davis, Greene and Large in lieu of shares of common stock, pursuant to their elections for 2012.

(6)	Amount paid to Mr. Friedman in shares of common stock, in lieu of cash, pursuant to his elections for 2012. As a result, he received 3,452 fully vested shares of our common stock.

(7)	Cash payment to Messrs. Greetham, Keane and Smith includes $52,000 for serving on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE during 2012.

2012 Directors Annual Compensation Program

Compensation for our directors generally consists of cash compensation in the form of annual retainer and fees and equity compensation in the form of common stock.

Compensation Elections

Prior to the commencement of each calendar year, directors may elect to receive:

(1) Common stock in lieu of the cash compensation that would otherwise be payable to them in the upcoming year, or

(2) Cash in lieu of the equity compensation that would otherwise be payable to them in the upcoming year.

Cash Compensation

Directors who also are employees do not receive compensation for their service as directors. Pursuant to the 2012 Directors Annual Compensation Program, our non-management directors received an annual retainer of $100,000 for service on the Board. The Chairman of the Audit Committee received an annual fee of $30,000, the Chairman of each of the Risk Committee, Finance Committee and Compensation Committee received an annual fee of $10,000, the Chairman of the Corporate Governance and Nominating Committee received an annual fee of $7,500 and the Lead Independent Director received an annual fee of $15,000. Non-management directors also receive $1,500 for each committee meeting attended. Non-management directors who become directors after January 1 of any year are entitled to a pro-rated portion of any cash compensation and are not eligible for any equity compensation (or cash compensation in lieu thereof) until January 1 of the next year.

In addition to compensation received for service on our Board, directors who serve on the Boards of our Irish subsidiaries, AXIS Re SE and AXIS Specialty Europe SE, received an annual retainer in the amount of $40,000 for service as director plus $3,000 for each meeting attended.

Equity Compensation

In addition to the annual retainer, committee chairman fees and meeting fees, our director compensation program also provides that each non-management director is entitled to an annual grant of common stock under our 2007 LTEP, valued at $100,000 based on the fair market value of our common stock on the tenth business day in January of the applicable year subject to the terms of our 2007 LTEP, which are described above in the narrative following the Summary Compensation Table and Grants of Plan-Based Awards in 2012 Table.

Deferred Compensation Plan

Prior to 2009, each non-employee director was eligible to participate in an unfunded nonqualified deferred compensation plan known as the AXIS Capital Holdings Limited 2003 Directors Deferred Compensation Plan (the “Directors Deferred Plan”), which was adopted by our Board and approved by our shareholders. The Directors Deferred Plan allowed participating directors to elect: (i) the amount, if any, of cash or stock received as fees for services to be deferred (expressed as a dollar amount, number of shares or percentage); and (ii) the form in which payment is to be made (lump sum or three annual installments). Directors who chose to defer fees otherwise payable in shares are credited a number of phantom stock units equal in amount to the number of shares of stock deferred. When a cash dividend is paid on the stock, the portion of the participant’s deferral account denominated in phantom share units is credited with additional phantom share units (or portions thereof). Amounts deferred are 100% vested at all times. Generally, benefits are paid upon termination of service as a director. The plan was administered by our Board. Mr. Greene holds phantom stock units under the plan. As of January 1, 2009, our non-employee directors no longer have the option to defer compensation for services rendered after December 31, 2008. Amounts deferred prior to January 1, 2009 must be included as income as of the date the deferred amount is distributed or if no distribution has occurred as of the later of: (i) the last taxable year beginning before 2018; or (ii) the first taxable year that the amounts are no longer subject to a substantial risk of forfeiture.

Director Compensation for 2013

In December 2012, our Compensation Committee reviewed the director compensation program and made certain administrative changes to the director compensation program for 2013 board service. Total compensation payable to the directors remained unchanged from 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information concerning our equity compensation plans as of December 31, 2012.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3)
Equity compensation plans approved by security holders	1,358,130	$28.74	6,633,981
Equity compensation plans not approved by security holders	—	$—	—

Total	1,358,130	$28.74	6,633,981

(1)	Includes (i) 918,834 stock options granted under our 2003 LTEP and the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan, (ii) 26,079 phantom stock units granted under the AXIS Capital Holdings Limited 2003 Directors Long-Term Equity Compensation Plan and 11,779 phantom stock units granted under our 2007 LTEP and (iii) 401,438 restricted stock units granted under our 2007 LTEP. This balance does not include 4,277,309 outstanding restricted shares.

(2)	Represents the weighted-average exercise price of the 918,834 outstanding options. The weighted-average remaining term of all outstanding options is 1.6 years.

(3)	Includes common shares available for issuance under our 2007 LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units and other equity-based or equity-related awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Davis, one of our directors, is the Chief Executive Officer of Stone Point. Stone Point is the manager of Trident II, which was a founding investor of AXIS and, until February 14, 2013, was a beneficial holder of our common stock. We also have contracted with StoneRiver RegEd Inc., an affiliate of Stone Point, for broker and adjuster licensing, appointment and compliance services. In 2012, we paid $412,008 to StoneRiver RegEd Inc. for these services. We also have funds invested in an account managed by SKY Harbor Capital Management, LLC, an affiliate of Stone Point. In 2012, we paid SKY Harbor $1,090,824 in management fees for their services.

We provide insurance in the ordinary course of business to various entities that are affiliated with some of our directors and/or principal shareholders. These transactions are negotiated on an arm’s-length basis.

Policies and Procedures for Transactions with Related Persons

We analyze all transactions in which AXIS participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts promptly to our General Counsel. A copy of our Code of Business Conduct is available on our website at www.axiscapital.com.

In addition to the reporting requirements under the Code of Business Conduct, to identify related person transactions, each year we submit and require our directors and executive officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. Any potential related person transactions are reviewed by our Corporate Governance and Nominating Committee, which pursuant to its charter is responsible for reviewing and approving any proposed transaction with any related person.

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.

In performing its duties, the Audit Committee:

•	has reviewed our audited financial statements for the year ended December 31, 2012 and had discussions with management regarding the audited financial statements;

•

has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE

Thomas C. Ramey, Chairman

Jane Boisseau

Donald J. Greene

Maurice A. Keane

Cheryl-Ann Lister

Henry B. Smith

Wilhelm Zeller

PROPOSAL 3. APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee and our Board have recommended the appointment of Deloitte & Touche Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND THE AUTHORIZATION OF OUR BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO SET THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche Ltd. for the fiscal years ended December 31, 2012 and 2011 are set forth below.

	Fiscal year 2012	Fiscal year 2011
Audit Fees(1)	$3,985,942	$3,823,781
Audit-Related Fees(2)	42,700	39,000
Tax Fees(3)	415,673	553,509
All Other Fees	—	—

Total	$4,444,315	$4,416,290

(1)	Audit Fees for the years ended December 31, 2012 and 2011 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of opinions and comfort letters relating to our filings with the Securities and Exchange Commission.

(2)	Audit-Related Fees for the years ended December 31, 2012 and 2011 were for the audit of employees’ pension plans and assistance with the response to an SEC comment letter.

(3)	Tax Fees for the year ended December 31, 2012 include $230,308 for tax consulting services and $185,365 for tax compliance services. Tax fees for the year ended December 31, 2011 include $407,398 for tax consulting services and $146,111 for tax compliance services.

There were no fees in the All Other Fees category for the fiscal years ended December 31, 2012 or 2011.

Pre-Approval Policy

In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chairman of the Audit Committee or, in the event of his non-availability, to any other Audit Committee member. The Chairman of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2012 and 2011, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC and the NYSE reports on Forms 3, 4 and 5 concerning their ownership of the common shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports.

Based on our review of these reports, we believe that all of our directors, executive officers and shareholders who are required to file reports filed all of such reports on a timely basis during the year ended December 31, 2012.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Shareholder proposals intended for inclusion in the Proxy Statement for the 2014 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 22, 2013 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2014 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2014 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act, and if the proposal is not received by our Secretary by February 15, 2014 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2014 Annual General Meeting, then the proxies designated by our Board for the 2014 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

OTHER MATTERS

We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

The proxies are solicited by our Board on our behalf for use at the 2013 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $15,000. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telegram, telecopy, email, internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K THAT WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2012 MAY BE OBTAINED UPON WRITTEN REQUEST TO OUR SECRETARY AT AXIS HOUSE, 92 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA.

YOUR VOTE IS IMPORTANT	VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

INTERNET		TELEPHONE		MAIL
www.proxyvoting.com/axs		1-866-540-5760
• Go to the website address listed above.	OR	• Use any touch tone telephone.	OR	• Mark, sign and date your proxy card.

• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.

• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the enclosed envelope.
DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

AXIS CAPITAL HOLDINGS LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD

    The undersigned hereby appoints Michael A. Butt and Richard T. Gieryn, Jr., and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the common shares of AXIS Capital Holdings Limited held in the name of the undersigned at the close of business on March 5, 2013 on all matters presented at the Annual General Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 3, 2013 in Pembroke, Bermuda, and at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 and 3.

  (Continued, and to be marked, signed and dated, on the other side)

To include any comments, please mark this box. ☐	Computershare Trust Company, N.A. P.O. Box 3550 South Hackensack, NJ 07606-9250

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to be Held on May 3, 2013:

The Proxy Statement, the 2012 Annual Report to Shareholders and the Form 10-K of AXIS Capital Holdings Limited for

2012 are available at https://materials.proxyvote.com/G0692U.

Please mark, sign and date your proxy card and return it in the enclosed envelope.	PLEASE MARK YOUR VOTE AS INDICATED IN THIS EXAMPLE ☒

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 and 3.

		FOR all nominees	WITHHOLD AUTHORITY for all nominees	EXCEPTIONS

1.	To elect the following five nominees as Class III directors of AXIS Capital Holdings Limited:	☐	☐	☐

(01) Geoffrey Bell (02) Albert A. Benchimol (03) Christopher V. Greetham (04) Maurice A. Keane (05) Henry B. Smith

INSTRUCTIONS: To withhold authority to vote for any nominee listed, strike a line through that nominee’s name and check the “Exceptions” box above.

2.	To approve, by non-binding vote, the compensation paid to our named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To appoint Deloitte & Touche Ltd., Hamilton, Bermuda, to act as the independent registered public accounting firm of AXIS Capital Holdings Limited for the fiscal year ending December 31, 2013 and to authorize the Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their judgment, upon such other matters as may properly come before the meeting or any postponement or adjournment thereof.

DATE:                             , 2013

SIGNATURE(S)

IMPORTANT: Please sign exactly as your name(s) appear(s) hereon. If you are acting as attorney-in-fact, corporate officer or in another representative capacity, please indicate the capacity in which you are signing.